Exhibit 2.1

EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT

by and among

GORES HOLDINGS IV, INC.,

UNITED SHORE FINANCIAL SERVICES, LLC

UWM HOLDINGS, LLC

and

SFS HOLDING CORP.

dated as of September 22, 2020

i

ii

iii

Exhibit A – GHIV Second A&R Certificate of Incorporation

Exhibit B – GHIV A&R Bylaws

Exhibit C – UWM A&R LLCA

Exhibit D – Registration Rights and Lock-Up Agreement

Exhibit E – Subscription Agreement

Exhibit F – Tax Receivable Agreement

Exhibit G – Directors and Officers of GHIV

i

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of September 22, 2020, by and among Gores Holdings IV, Inc., a Delaware corporation (“GHIV”), United Shore Financial Services, LLC d/b/a United Wholesale Mortgage, a Michigan limited liability company (the “Company”), UWM Holdings, LLC, a Delaware limited liability company (“UWM LLC”), and SFS Holding Corp., a Michigan corporation (“SFS Corp.”). GHIV, the Company, UWM LLC, and SFS Corp. are referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, GHIV is a blank check company incorporated for the purpose of effecting a Business Combination;

WHEREAS, the Company is a non-bank residential mortgage lender, originating mortgage loans exclusively through the wholesale mortgage lending channel (the “Business”);

WHEREAS, SFS Corp. owns all of the issued and outstanding membership interests in the Company;

WHEREAS, prior to the date of this Agreement, SFS Corp. formed UWM LLC (the “UWM LLC Formation”) and owns all of the issued and outstanding membership interests in UWM LLC;

WHEREAS, prior to the Closing, SFS Corp. will contribute all of the membership interests in the Company to UWM LLC (the “Contribution”);

WHEREAS, prior to the Closing, GHIV will, (a) subject to obtaining the GHIV Required Stockholder Approval, adopt the Second Amended and Restated Certificate of Incorporation in the form attached hereto as Exhibit A (the “GHIV Second A&R Certificate of Incorporation”), to provide for, among other things, (i) the authorization of a mutually agreed number of shares of GHIV Class A Common Stock, par value $0.0001 per share (“GHIV Class A Common Stock”), (ii) the creation of a new class of GHIV Class B Common Stock, par value $0.0001 per share (the “GHIV Class B Common Stock”), and the authorization of a mutually agreed number of shares of GHIV Class B Common Stock, which will be substantially identical to the GHIV Class A Common Stock, but will have voting rights equal to ten (10) votes per share, (iii) the creation of a new class of GHIV Class C Common Stock, no par value (the “GHIV Class C Common Stock”), and the authorization of a mutually agreed upon number of shares of GHIV Class C Common Stock, which will have no economic interest and will have voting rights equal to one (1) vote per share, (iv) the creation of a new class of GHIV Class D Common Stock, no par value (the “GHIV Class D Common Stock”), and the authorization of a mutually agreed number of shares of GHIV Class D Common Stock, which will be substantially identical to the GHIV Class C Common Stock, but will have voting rights equal to ten (10) votes per share, (v) the elimination of the GHIV Class F Common Stock, par value $0.0001 per share (the “GHIV Class F Common Stock”), and (vi) the elimination of provisions relating to GHIV being a special purpose acquisition corporation, and (b) adopt the Amended and Restated Bylaws of GHIV in the form attached hereto as Exhibit B (the “GHIV A&R Bylaws”);

WHEREAS, the Parties intend that, effective as of the Closing, SFS Corp., as the initial member of UWM LLC, will enter into the Amended and Restated Limited Liability Company Agreement in the form attached hereto as Exhibit C (the “UWM A&R LLCA”), to provide for, among other things, the authorization of the UWM Common Units and the issuance to SFS Corp. of a number of UWM Class B Common Units equal to the Equity Interest Consideration, free and clear of all Liens (other than Securities Liens);

WHEREAS, the Parties intend that, effective as of the Closing, UWM LLC, as sole member of the Company, will adopt an Amended and Restated Operating Agreement for the Company in a form to be mutually agreed upon by the Parties (the “Company A&R OA”);

WHEREAS, at the Closing (a) GHIV will contribute to UWM LLC an amount in cash equal to the Closing Cash Consideration, (b) UWM LLC will issue to GHIV such number of UWM Class A Common Units as shall be equal to the number of issued and outstanding shares of GHIV Class A Common Stock as of immediately prior to the Closing (after giving effect to the GHIV Stock Redemption, the conversion of shares of GHIV Class F Common Stock into shares of GHIV Class A Common Stock and the issuance of shares of GHIV Class A Common Stock pursuant to the Subscription Agreements), and GHIV will execute and deliver a counterpart signature page to the UWM A&R LLCA, (c) GHIV will issue to SFS Corp. a number of shares of GHIV Class D Common Stock equal to the Voting Stock Consideration, in each case, in accordance with Article II below, and (d) UWM LLC will thereafter be treated as a partnership for U.S. federal income tax purposes (collectively, the “GHIV Contribution”);

WHEREAS, GHIV, the Sponsor, SFS Corp. and certain other parties thereto will, concurrently with the Closing, enter into a registration rights and lock-up agreement, substantially in the form attached hereto as Exhibit D (the “Registration Rights and Lock-Up Agreement”);

WHEREAS, contemporaneously with the execution of this Agreement, certain investors have entered into subscription agreements in substantially the form attached hereto as Exhibit E (collectively, the “Subscription Agreements”), pursuant to which, at Closing, such investors have agreed, subject to the terms and conditions set forth therein, to subscribe for and purchase GHIV Class A Common Stock at a purchase price of $10.00 per share, for an aggregate cash amount of $500,000,000; and

WHEREAS, each of the Parties intends that, for U.S. federal income tax purposes and applicable state and local Tax purposes, the transactions described above are treated in accordance with Section 5.12(e).

NOW, THEREFORE, in consideration of the foregoing, and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Capitalized terms used in this Agreement have the meanings set forth below.

“Acquisition Proposal” means any Contract, proposal, offer or indication of interest in any form, written or oral, (other than any Contract, proposal, offer or indication of interest made or submitted by GHIV or its Affiliates and other than the Transactions) with respect to any transaction or series of transactions involving:

(a) any merger, exchange, consolidation, business combination, issuance of securities, amalgamation, share exchange, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer or other similar transaction: (i) in which SFS Corp., the Company or any of the Company Subsidiaries is a constituent corporation and which would result in a third party beneficially owning twenty percent (20%) or more of any class of equity securities or membership interests of SFS Corp. or the Company; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than twenty percent (20%) of the outstanding securities of any class of equity securities or membership interests of SFS Corp. or the Company; or (iii) in which SFS Corp., the Company or any of the Company Subsidiaries issues securities or membership interests representing more than twenty percent (20%) of the outstanding securities of any class of equity securities or membership interests of SFS Corp., the Company or any of the Company Subsidiaries;

(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any assets (including the capital stock of, or other equity interests in, any of the Company Subsidiaries) that constitute or account for twenty-five percent (25%) or more of the consolidated net revenues or consolidated net income (measured based on the twelve (12) months prior to the date of determination) or consolidated assets (measured based on the twelve (12) months prior to the date of determination) of SFS Corp., the Company and the Company Subsidiaries, taken as a whole; or

(c) any liquidation or dissolution of (i) SFS Corp. or the Company or (ii) any Company Subsidiaries that constitute or account for twenty-five percent (25%) or more of the consolidated net revenues or consolidated net income (measured based on the twelve (12) months prior to the date of determination) of SFS Corp., the Company and the Company Subsidiaries, taken as a whole.

“Action” means any action, claim, suit, charge, litigation, arbitration, demand, investigation, inquiry, notice of violation (which for the avoidance of doubt excludes any comments or areas of improvements received from an Agency or Regulating Agency during or in connection with an ordinary course audit or examination by such Agency or Regulating Agency) or citation received, or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Authority, mediator or arbitrator.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by, or under common control with, such specified Person; provided, that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law).

“Agency” means the FHA, the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation, the Government National Mortgage Association, HUD, the USDA, the VA.

“Agency Guides” means the Fannie Mae Single Family Selling Guide, the Fannie Mae Single Family Servicing Guide, the Freddie Mac Single Family Seller/Servicer Guide, the Ginnie Mae Mortgage Backed Securities Guide and any other guide issued by any Agency.

“Agreement” has the meaning set forth in the Preamble.

“Alternate Business Combination” means, with respect to GHIV, any Business Combination other than the Transactions.

“Amendment Proposal” has the meaning set forth in Section 5.5.

“Ancillary Agreements” means the Registration Rights and Lock-Up Agreement, the UWM A&R LLCA, the Tax Receivable Agreement, the GHIV Second A&R Certificate of Incorporation, the GHIV A&R Bylaws, the Subscription Agreements and all other agreements, certificates and instruments executed and delivered by the Parties in connection with the Transactions.

“Applicable Requirements” means (a) the responsibilities and obligations of the Company relating to any Mortgage Loan set forth in any Servicing Agreement, mortgage broker agreement, loan correspondent agreement, mortgage loan purchase or sale Contract, or other Contract between the Company, on the one hand, and any third party originator, loan correspondent, loan seller, Agency, Investor or Insurer, on the other hand, (b) the applicable Credit Policies, guidelines and handbooks of the Company and all applicable guidelines, handbooks and other published written requirements of any Investor, Agency or Insurer with respect to the origination, funding, sale or Servicing of Mortgage Loans by the Company, (c) the applicable terms and provisions of the Mortgage Loans and (d) the applicable terms and provisions of the Warehouse Lines.

“Approval Requirement” has the meaning set forth in Section 5.21.

“Available Cash” means the amount equal to, as of the Reference Time, (a) the amount of immediately available funds contained in the Trust Account available for release to GHIV, plus (b) the net amount of immediately available funds held by GHIV pursuant to the Subscription Agreements, plus (c) all funds held by GHIV outside of the Trust Account and immediately available to GHIV.

“Balance Sheet Date” means June 30, 2020.

“Bankruptcy and Equity Exceptions” has the meaning set forth in Section 3.2.

“Business” has the meaning set forth in the Recitals.

“Business Combination” means, with respect to any Party, any merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

“Business Combination Proposal” has the meaning set forth in Section 5.5.

“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York, the State of Delaware or the State of Michigan are authorized or required by Law to be closed.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, as signed into law by the President of the United States on March 27, 2020.

“Change” or “Changes” has the meaning set forth in the definition of “Company Material Adverse Effect.”

“Change in Recommendation” has the meaning set forth in Section 5.4(c).

“Change of Control” has the meaning set forth in Section 2.5(c).

“Closing” has the meaning set forth in Section 2.2.

“Closing Cash” means an amount equal to (a) consolidated unrestricted free cash and cash equivalents of UWM LLC, the Company and the Company Subsidiaries as of the Reference Time, plus (b) Available Cash, minus (c) the aggregate amount of Transaction Expenses of GHIV incurred and unpaid as of immediately prior to the Closing.

“Closing Cash Consideration” means an amount equal to the Available Cash minus the aggregate amount of Transaction Expenses of GHIV incurred and unpaid as of immediately prior to the Closing minus such amount, if any, as may be mutually agreed upon by the Parties.

“Closing Cash Target” means an amount of Closing Cash equal to $1,400,000,000; provided, however, that if the Company or a Company Subsidiary issues unsecured senior notes prior to the Reference Time in an aggregate principal amount for all such notes in excess of $1,200,000,000, the Closing Cash Target shall be increased on a dollar for dollar basis in an amount equal to such excess.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Form 8-K” has the meaning set forth in Section 5.8(b).

“Closing Press Release” has the meaning set forth in Section 5.8(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company A&R OA” has the meaning set forth in the Recitals.

“Company Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA) and each other employment, consulting, bonus, deferred compensation, incentive compensation, equity, phantom-equity, or equity-based award, retention, relocation, vacation, change in control, transaction bonus, salary continuation, severance or termination pay, hospitalization, medical, dental, vision, life insurance, disability or sick leave benefit, profit-sharing, pension or retirement or other fringe benefit or compensatory plan, program, agreement or arrangement, whether or not in writing and whether or not funded, in each case (a) that is maintained, sponsored, or contributed to, or is required to be maintained, sponsored, or contributed to, by the Company in respect of any current or former directors, officers, consultants or employees of the Company or (b) to which the Company has any current or contingent liability.

“Company Disclosure Schedules” means the Disclosure Schedules delivered by the Company concurrently with the execution and delivery of this Agreement.

“Company Equity Value” means $16,052,000,000 minus (a) Available Cash, minus (b) an amount, if any, by which Closing Cash is less than the Closing Cash Target, plus (c) an amount, if any, by which Closing Cash exceeds the Closing Cash Target, which for purposes of clause (c) shall not exceed $200,000,000.

“Company Intellectual Property Rights” has the meaning set forth in Section 3.16(a).

“Company Material Adverse Effect” means any change, effect, condition or development (each a “Change,” and collectively, “Changes”) that, individually or in the aggregate with all other Changes, is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of SFS Corp., the Company and the Company Subsidiaries, taken as a whole; provided, however, that in no event will any adverse Change attributable to any of the following be deemed, either alone or in combination, to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (a) operating, business, regulatory or other conditions (financial or otherwise) generally effecting the industries in which SFS Corp., the Company or the Company Subsidiaries operate; (b) general economic conditions, including changes in the credit, securities, currency, banking, exchange, debt, financial or capital markets (including changes in interest or exchange rates), in each case, in the United States or anywhere else in the world, including any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world; (c) any stoppage or shutdown of any Governmental Authority (including any default by a Governmental Authority or delays in payments or delays or failures to act by any Governmental Authority), or any continuation of any such stoppage or shutdown; (d) the announcement or pendency or consummation of the Transactions (including the identity of GHIV or any communication by GHIV or any of its Affiliates regarding its plans or intentions with respect to the Business, and in each case, including the impact thereof on relationships with customers, suppliers, distributors, partners or employees or others having relationships with SFS Corp., the Company or any Company Subsidiary); (e) changes in GAAP (or the interpretation thereof) or other accounting requirements or principles, as applied to the Company or otherwise, or any changes in applicable Laws, in each case, after the date of this Agreement; (f) the failure of SFS Corp., the Company or any Company Subsidiary to meet or achieve the results set forth in any internal or published budget, plan, projection, prediction or forecast (it being understood that the underlying facts giving rise to such failure may be taken into account); (g) global, national or regional political, financial, economic or business conditions, including a presidential election, hostilities, acts of war, sabotage or terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway; (h) effects arising from or relating to epidemics, pandemics, or disease outbreaks, including COVID-19 or any COVID-19 Measures; and (i) hurricanes, earthquakes, floods, tsunamis, tornadoes, mudslides, wild fires, or other natural disasters and other force majeure events in the United States or any other country or region in the world, except, in each case of any of the foregoing clauses (a), (b), (c), (d), (e), (g) and (h), to the extent that such condition has a materially disproportionate effect on SFS Corp., the Company and the Company Subsidiaries, taken as a whole, relative to other companies in the industries in which SFS Corp., the Company and the Company Subsidiaries operate.

“Company Permits” has the meaning set forth in Section 3.10(b).

“Company Software” means all Software owned or purported to be owned by, or developed by or for, the Company or any of the Company Subsidiaries.

“Completed Repurchase Obligations” has the meaning set forth in Section 3.22(d).

“Contaminants” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or that without user intent will cause, any of the following functions: (a) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, any Software, hardware or device (including any computer, tablet computer, handheld device, disk or storage device); (b) damaging or destroying any data or file without the user’s consent; or (c) sending information to the Company, any of the Company Subsidiaries or any other Person without the user’s consent.

“Contribution” has the meaning set forth in the Recitals.

“Company Subsidiary” has the meaning set forth in Section 3.4.

“Contingent Consideration” has the meaning set forth in Section 2.5(a)(iv).

“Contract” means contract, agreement, indenture, note, bond, loan or credit agreement, instrument, lease, commitment, mortgage, deed of trust, license, power of attorney, guaranty or other arrangement or obligation, whether written or oral, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.

“COTS Software Contracts” has the meaning set forth in Section 3.11(a)(vii).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down (including, the shutdown of air cargo routes, shut down of foodservice or certain business activities), closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Authority, including with respect to the United States, the Centers for Disease Control and Prevention and the World Health Organization (whether prior to or following the date of this Agreement), in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act.

“Credit Policies” means any Agency or other Investor policies and procedures to which the Company is subject as such relate to the extension of credit with respect to the Mortgage Loans in effect at the time each Mortgage Loan was originated.

“Custodial Account” means all funds held or controlled by or on behalf of the Company with respect to any Mortgage Loan, including all principal and interest funds and any other funds due, buydown funds, suspense funds, funds for the payment of Taxes, assessments, insurance premiums, ground rents and similar charges, funds for the payment of bankruptcy and fraud coverage, funds from hazard insurance loss drafts and other mortgage escrow and impound amounts (including interest thereon for the benefit of mortgagors, if applicable).

“Disclosing Party” has the meaning set forth in Section 5.6.

“Disclosure Schedules” means the Company Disclosure Schedules and the GHIV Disclosure Schedules.

“D&O Indemnification Agreements” has the meaning set forth in Section 5.10(a).

“Earn Out Period” has the meaning set forth in Section 2.5(a).

“Equity Interest Consideration” means a number of UWM Class B Common Units equal to (a) the quotient of the Company Equity Value divided by $10.00, minus (b) the number of outstanding shares of GHIV Class F Common Stock as of immediately prior to the Closing.

“Equity Pool” has the meaning set forth in Section 5.14.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity (whether or not incorporated) which together with the Company would be treated as a “single employer” under Section 414(b), (c), (m), or (o) of the Code.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Existing Credit Facilities” means (a) the Warehouse Lines, (b) the GS FHLMC and GNMA Facility, and (c) the Huntington Equipment Term Loan, in each case, as in effect as of the date of this Agreement and as the same may be amended, supplemented or modified from time to time in the Ordinary Course of Business prior to the Closing.

“Families First Act” means the Families First Coronavirus Response Act, as signed into law by the President of the United States on March 18, 2020.

“Federal Securities Laws” means the Exchange Act, the Securities Act and the rules and regulations promulgated thereunder.

“FHA” means the U.S. Federal Housing Administration.

“Financial Statements” has the meaning set forth in Section 3.7(b).

“First Level Contingent Consideration” has the meaning set forth in Section 2.5(a)(i).

“First Triggering Event” has the meaning set forth in Section 2.5(a)(i).

“Fourth Level Contingent Consideration” has the meaning set forth in Section 2.5(a)(iv).

“Fourth Triggering Event” has the meaning set forth in Section 2.5(a)(iv).

“Fully Diluted Basis” means the number of shares of GHIV Common Stock issued and outstanding at Closing and any shares reserved for issuance under the Private Placement Warrants and the Public Warrants.

“Funding Indebtedness” means any Indebtedness of the Company and the Company Subsidiaries incurred in the Ordinary Course of Business under (a) the Existing Credit Facilities, (b) Replacement Facilities or (c) Servicing Advance Funding Facilities.

“GAAP” means United States generally accepted accounting principles, as in effect on the date of this Agreement.

“GHIV” has the meaning set forth in the Preamble.

“GHIV A&R Bylaws” has the meaning set forth in the Recitals.

“GHIV Board” means the board of directors of GHIV.

“GHIV Board Recommendation” has the meaning set forth in Section 5.4(c).

“GHIV Class A Common Stock” has the meaning set forth in the Recitals.

“GHIV Class B Common Stock” has the meaning set forth in the Recitals.

“GHIV Class C Common Stock” has the meaning set forth in the Recitals.

“GHIV Class D Common Stock” has the meaning set forth in the Recitals.

“GHIV Class F Common Stock” has the meaning set forth in the Recitals.

“GHIV Common Stock” means, collectively, (a) prior to the Closing, the GHIV Class A Common Stock and the GHIV Class F Common Stock, and (b) from and after the Closing, (i) the GHIV Class A Common Stock (which, for the avoidance of doubt, will include all shares of GHIV Class A Common Stock that will be issued upon conversion of shares of GHIV Class F Common Stock in connection with the Closing pursuant to the GHIV Organizational Documents), (ii) the GHIV Class B Common Stock, (iii) the GHIV Class C Common Stock and (iv) the GHIV Class D Common Stock.

“GHIV Common Stockholders” means the holders of GHIV Common Stock.

“GHIV Contribution” has the meaning set forth in Recitals.

“GHIV Disclosure Schedules” means the Disclosure Schedules delivered by GHIV concurrently with the execution and delivery of this Agreement.

“GHIV Financial Statements” has the meaning set forth in Section 4.6(a).

“GHIV Intervening Event” means an event, fact, development, circumstance or occurrence that is materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of SFS Corp., the Company and the Company Subsidiaries, taken as a whole (but specifically excluding any (a) Contract, proposal, offer or indication of interest in any form, written or oral, relating any Business Combination with respect to GHIV, (b) changes in the general economy, capital markets or any declines or improvements in financial markets and (c) effects arising from or relating to epidemics, pandemics, or disease outbreaks, including COVID-19 or any COVID-19 Measures) and that was not known by and was not reasonably foreseeable to the GHIV Board as of the date of this Agreement, and that becomes known to the GHIV Board after the date of this Agreement.

“GHIV Intervening Event Notice” has the meaning set forth in Section 5.4(d).

“GHIV Intervening Event Notice Period” has the meaning set forth in Section 5.4(d).

“GHIV Material Adverse Effect” means any Change that, individually or in the aggregate with all other Changes, is or is reasonably likely to (a) be materially adverse to the business, condition (financial or otherwise), assets, liabilities, business plans or results of operations of GHIV or (b) prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay GHIV from performing its obligations under this Agreement; provided, however, that that in no event will any changes in general economic conditions or changes in securities markets in general be taken into account in determining whether there has been or will be, a GHIV Material Adverse Effect.

“GHIV Material Contracts” has the meaning set forth in Section 4.12.

“GHIV Organizational Documents” means the Organizational Documents of GHIV.

“GHIV Preferred Stock” means GHIV’s preferred stock, par value $0.0001 per share.

“GHIV Proxy Statement” has the meaning set forth in Section 5.4(a).

“GHIV Record Date” means the record date established by the GHIV Board and used for determining the GHIV Common Stockholders entitled to vote at the Special Meeting.

“GHIV Required Stockholder Approval” means, collectively, the approval at the Special Meeting of the Business Combination Proposal, the Nasdaq Proposal and the Amendment Proposal.

“GHIV Second A&R Certificate of Incorporation” has the meaning set forth in the Recitals.

“GHIV Stock Redemption” means the election of an eligible holder of GHIV Class A Common Stock (as determined in accordance with the GHIV Organizational Documents and the Trust Agreement) to redeem all or a portion of such holder’s shares of GHIV Class A Common Stock, at the per-share price, payable in cash, equal to such holder’s pro rata share of the Trust Account (as determined in accordance with the GHIV Organizational Documents and the Trust Agreement) in connection with the GHIV Stockholder Approval.

“GHIV Stockholder Approval” has the meaning set forth in Section 4.2(b).

“GHIV VWAP” means, for each trading day, the daily volume weighted average price (based on such trading day) of the GHIV Class A Common Stock on the Trading Market as reported by Bloomberg Financial L.P. using the AQR function.

“GHIV Unit” means one share of GHIV Class A Common Stock and one-fourth of one Public Warrant.

“Government Official” means any official or employee of any Governmental Authority, as well as any person acting in an official capacity for or on behalf of any such entity or for or on behalf of any such entity.

“Governmental Authority” means any of the following: (a) the United States of America or any other country; (b) any state, commonwealth, province, territory or possession of any of the foregoing and any political subdivision thereof (including counties and municipalities); and (c) any agency (including any Regulating Agency), authority or instrumentality of any of the foregoing or any arbitrator or panel of arbitrators.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by any Governmental Authority.

“GS FHLMC and GNMA Facility” means that certain Credit Agreement, dated as of December 19, 2019, by and among Goldman Sachs Bank USA, the other lenders party thereto and the Company.

“Hedging Instruments” has the meaning set forth in Section 3.22(h).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“HUD” means the U.S. Department of Housing and Urban Development.

“Huntington Equipment Term Loan” means that certain Master Equipment Lease Agreement, dated as of October 22, 2019, by and between the Company and Huntington Technology Finance, Inc.

“Indebtedness” means, with respect to any Person, without duplication, all obligations (including, as applicable, in respect of outstanding principal and accrued and unpaid interest, fees, penalties, premiums and any other fees, expenses or breakage costs) by such Person (a) for borrowed money (including deposits or advances of any kind to such Person) or any guarantees thereof, (b) evidenced by bonds, debentures, notes or similar instruments, (c) for capitalized leases, synthetic lease obligations (or lease obligations that should have been on the books and records or financial statements of such Person as categorized or synthetic lease obligations in accordance with GAAP) or to pay the deferred and unpaid purchase price of property or equipment, (d) pursuant to securitization or factoring programs or arrangements, (e) net cash payment obligations of such Person under swaps, options, derivatives and other hedging Contracts or arrangements that will be payable upon termination thereof (assuming termination on the date of determination), (f) letters of credit, bank guarantees, bankers’ acceptances, performance bonds, surety bonds or similar obligations and other similar Contracts or arrangements entered into by or on behalf of such Person to the extent they have been drawn upon or any guarantees or commitment to reimburse for such instruments, to the extent drawn on, (g) for all Indebtedness secured by a Lien on property or assets owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (h) for the repurchase of equity interests of the Company or any Company Subsidiaries, and (i) for all guarantees (or arrangements having the economic effect of a guarantee) of such Person of any Indebtedness of any other Person described in clauses (a) through (h) of this sentence.

“Incentive Plan Proposal” has the meaning set forth in Section 5.5.

“Indemnified Persons” has the meaning set forth in Section 5.10(a).

“Insider Letters” has the meaning set forth in Section 5.21.

“Insiders” has the meaning set forth in Section 5.21.

“Insurer” means any Person or Agency that insures or guarantees all or any portion of the risk of loss on any Mortgage Loan or the real property to which such Mortgage Loan relates, in each case duly authorized and licensed in such state to transact the applicable insurance business and to write the insurance provided by the insurance policy issued by it.

“Intellectual Property” means all worldwide intellectual property and worldwide rights, title and interest therein and thereto, whether protected, created or arising under the laws of the United States or any other jurisdiction, including (a) patents, industrial designs, utility models and applications for any of the foregoing, including all provisionals, continuations, continuations-in-part, divisions, reissues, renewals, substitutions, re-examinations and extensions thereof (collectively, “Patents”), (b) trademarks, service marks, certification marks, logos, trade dress, trade names, service names, corporate names, social media accounts and other source or business identifiers, whether registered or unregistered, all registrations and applications for any of the foregoing, all renewals and extensions thereof and all common law rights in and goodwill associated with any of the foregoing (collectively, “Trademarks”), (c) Internet domain names, (d) works of authorship (including Software, websites, and content), copyrights, mask work rights, other copyrightable works, database rights and design rights, whether registered or unregistered, registrations and applications for any of the foregoing, reversions, renewals and extensions thereof and all moral rights associated with any of the foregoing (collectively, “Copyrights”), (e) trade secrets and other proprietary or confidential information, including proprietary Software source code (collectively, “Trade Secrets”), and (f) any rights recognized under applicable Law that are equivalent or similar to any of the foregoing, including proprietary rights in inventions (whether or not patentable), invention disclosures, discoveries, ideas, technology, creations, procedures, know-how, methods, processes and techniques, and all other issuances, registrations and applications for issuance or registration of any of the foregoing.

“Interim Financial Statements” has the meaning set forth in Section 3.7(b).

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investor” means any Agency, private investor, trust or other Person who owns or holds or is committed to purchase or acquire Mortgage Loans, any interest therein or any Mortgage Servicing Rights with respect thereto, or to the extent any Mortgage Loans are pooled into mortgage-backed securities, partial interests in such mortgage-backed securities backed by such Mortgage Loans, excluding any Warehouse Lender.

“Investor Agreement” means any Contract between the Company or any of its Affiliates and any Investor for the purchase or acquisition of any Mortgage Loans, any interest therein or any Mortgage Servicing Rights with respect thereto, or to the extent any Mortgage Loans are pooled into mortgage-backed securities, partial interests in such mortgage-backed securities backed by such Mortgage Loans.

“IT Systems” means all information technology, computer, computer systems, communication systems software, firmware, hardware, networks, servers, interfaces, platforms, related systems, databases, websites and equipment used, owned, leased or licensed by or on behalf of the Company or any of the Company Subsidiaries.

“Knowledge of the Company,” or similar phrases, means the actual knowledge of each of Mathew R. Ishbia, Timothy Forrester, Alex Elezaj, Melinda Wilner and Matt Roslin, in each case after reasonable inquiry of each such Person’s direct reports with respect to the applicable subject matter.

“Law” means any common law, statutes, rules, codes, regulations, ordinances, restrictions, injunctions, judgments, directives, decrees, determinations or orders (including Governmental Orders) of, or issued by, a Governmental Authority, including any Mortgage Loan Regulation.

“Lease” has the meaning set forth in Section 3.12(b).

“Liabilities” means any and all indebtedness, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable.

“Licensed IP” has the meaning set forth in Section 3.16(a).

“Lien” means any mortgage, pledge, hypothecation, easement, security interest, charge, claim, license, option, conditional sale or other title retention agreement, lien or other encumbrance or right of any third party, or any agreement to create any of the foregoing.

“Material Contracts” has the meaning set forth in Section 3.11(a).

“Minimum Cash Balance” means an amount equal to $712,500,000.

“Mortgage Loan” means each residential mortgage loan, or line of credit originated in whole or in part, acquired, sold or otherwise held by the Company or any Company Subsidiary at any time, including all of the Company’s or any Company Subsidiary’s rights, title and interest in and to such Mortgage Loan, Mortgage Servicing Rights, the related mortgage note, all mortgage loan documents, the mortgage file, credit file and Servicing file, collateral and all other material and information collected by the Company or any Company Subsidiary in connection with such Mortgage Loan.

“Mortgage Loan Regulations” means applicable federal, state and local Laws applicable to the origination, funding, sale, securitization or Servicing of Mortgage Loans, including Laws relating to real estate settlement procedures, consumer credit protection, truth-in-lending, usury limitations, fair housing, false claims, collection practices, equal credit opportunity and adjustable rate mortgages, and applicable Orders with respect to the Company pertaining to Mortgage Loans.

“Mortgage Servicing Rights” means, with respect to a mortgage loan, the right or rights to Service such mortgage loan, receive compensation therefor, and the duties and obligations associated therewith.

“Nasdaq” means the Nasdaq Capital Market, the Nasdaq Global Market or the Nasdaq Global Select Market, as may be applicable.

“Nasdaq Proposal” has the meaning set forth in Section 5.5.

“New Stock Incentive Plan” means an equity incentive plan mutually agreeable to the Company and GHIV.

“Non-Redemption Requirement” has the meaning set forth in Section 5.21.

“Nondisclosure Agreement” means that certain Nondisclosure Agreement, dated as of April 14, 2020, by and between the Company and GHIV.

“Notice” has the meaning set forth in Section 8.4.

“Open Source Software” means any Software that is subject to or licensed, provided or distributed under any license meeting the Open Source Definition (as promulgated by the Open Source Initiative as of the date of this Agreement) or the Free Software Definition (as promulgated by the Free Software Foundation as of the date of this Agreement) or any similar license for “free,” “publicly available” or “open source” Software, including the GNU General Public License, the Lesser GNU General Public License, the Apache License, the BSD License, Mozilla Public License (MPL), the MIT License or any other license that includes similar terms.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice of the Company, the Company Subsidiaries, SFS Corp. or the Business, as applicable.

“Organizational Documents” means: (a) in the case of a person that is a corporation or a company, its articles or certificate of incorporation and its bylaws, memorandum of association, articles of association, regulations or similar governing instruments required by the Laws of its jurisdiction of formation or organization; (b) in the case of a person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the Laws of its jurisdiction of organization.

“Outside Date” has the meaning set forth in Section 7.1(d).

“Owned IP” has the meaning set forth in Section 3.16(a).

“Party” and “Parties” has the meaning set forth in the Preamble.

“PCAOB” means the United States Public Company Accounting Oversight Board.

“PCAOB Audited Financials” has the meaning set forth in Section 5.3.

“Permits” means all permits, licenses (including all mortgage banker, mortgage lender, mortgage company, mortgage servicer, mortgage broker, mortgage loan originator and similar licenses), franchises, grants, easements, variances, exceptions, certificates of authority, authorizations, approvals, registrations, clearances, accreditations and other similar consents issued or granted by or obtained from a Governmental Authority or the National Mortgage Licensing System.

“Permitted Hedging Arrangements” has the meaning set forth in Section 5.1(b)(xi).

“Permitted Liens” means (a) warehousemen’s, mechanic’s, materialmen’s, carriers’, repairers’, builders’, suppliers’, construction and other Liens arising or incurred in the Ordinary Course of Business for amounts that are not yet delinquent or are being contested in good faith, (b) Liens for Taxes, assessments, utilities or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Financial Statements in accordance with GAAP, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way, servitudes, restrictive covenants, reciprocal agreements, cost-sharing agreements and similar restrictions affecting title to the real property and other title defects), in each case, that do not secure Indebtedness and have a de minimis effect on the value or marketability of such real property, (d) Liens incurred in the Ordinary Course of Business securing Funding Indebtedness, (e) Liens granted to any lender at the Closing to secure or otherwise under the documentation for any financing by GHIV of the Transactions, (f) zoning, building codes and other land use Laws, by-laws, regulations and ordinances regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property, (g) any right, interest, Lien or title of a lessor or sublessor under any lease or other similar agreement or in the property being leased, (h) development agreements, subdivision agreements, site plan control agreements, servicing agreements and other similar agreements with any Governmental Authority or utility company affecting the development, servicing use or operation of any real property and any Liens in respect of security given to any Governmental Authority or utility company in connection therewith, (i) non-exclusive licenses of Intellectual Property entered in the Ordinary Course of Business, (j) purchase money Liens and Liens securing rental payments under capital lease arrangements entered into in the Ordinary Course of Business, (k) restrictions in joint venture agreements on the applicable joint venture existing on the date hereof granting Liens on its assets or the equity interests of such joint venture, (l) Liens incurred or pledges or deposits made in the Ordinary Course of Business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefit, and (m) such other Liens which arise in the Ordinary Course of Business that, taken as a whole, are not material in amount and do not materially impair the value or the continued use and operation of the Business.

“Person” means any individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means, in addition to any definition for any similar term (e.g., “personal data” or “personally identifiable information” or “PII”) provided by applicable Law, or by the Company or any of the Company Subsidiaries in any of their privacy policies, notices or contracts, all information that identifies, could be used to identify or is otherwise associated with an individual person or device, whether or not such information is associated with an identified individual, including (a) name, physical address, telephone number, email address, financial information, financial account number or government-issued identifier, (b) any data regarding an individual’s activities online or on a mobile device or application and (c) Internet Protocol addresses, device identifiers or other persistent identifiers. Personal Information may relate to any individual, including a current, prospective, or former customer, end user or employee of any Person, and includes information in any form or media, whether paper, electronic, or otherwise.

“Personnel IP Contracts” has the meaning set forth in Section 3.16(d).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Privacy Laws” means any and all applicable Laws, legal requirements and self-regulatory guidelines (including of any applicable foreign jurisdiction) relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure or transfer (including cross-border) of Personal Information, including, as applicable, the Federal Trade Commission Act, California Consumer Privacy Act (CCPA), Payment Card Industry Data Security Standard (PCI-DSS), Gramm-Leach-Bliley Act (GLBA) and other Laws applicable to the collection and securing of Personal Information by financial institutions, Fair Credit Reporting Act (FCRA), Regulation 2016/679/EU (General Data Protection Regulation) (GDPR), and any and all applicable Laws relating to breach notification in connection with Personal Information.

“Private Placement Warrants” has the meaning set forth in Section 4.5(a).

“Public Warrants” has the meaning set forth in Section 4.5(a).

“Redemption Amount” means any amounts paid to GHIV Common Stockholders in connection with the GHIV Stock Redemption.

“Reference Time” means 5:00 p.m., Eastern Time, on the Business Day immediately prior to the Closing Date.

“Regulating Agency” means any state agency or other Governmental Authority (such as the Consumer Financial Protection Bureau) with authority to regulate the activities of the Company relating to the origination or Servicing of Mortgage Loans or to determine the Servicing requirements with regard to mortgage loan origination, funding, Servicing or master servicing.

“Required Regulatory Action” has the meaning set forth in Section 5.7(a).

“Registered IP” has the meaning set forth in Section 3.16(a).

“Registration Rights and Lock-Up Agreement” has the meaning set forth in the Recitals.

“Replacement Facility” has the meaning set forth in Section 5.1(b)(xi).

“Representatives” means, with respect to any Person, such Person’s Affiliates and its and their respective directors, officers, employees, managers, members, stockholders, partners, incorporators, trustees, counsel, financial advisors, auditors and other agents or authorized representatives.

“Repurchase Obligations” means all Liabilities, including repurchase, indemnification, make-whole or similar obligations, relating to any Mortgage Loans originated, funded, sold, transferred, assigned, conveyed, Serviced or acquired by the Company at any time on or prior to the date hereof, including pursuant to any Contract with, or breach of Contract or other act or omission of, any broker, correspondent or other Person, which, for avoidance of doubt, shall not in any case include any obligation of the Company to purchase or repurchase a Mortgage Loan pursuant to a Warehouse Line.

“SEC” the United States Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 4.6(a).

“Second Level Contingent Consideration” has the meaning set forth in Section 2.5(a)(ii).

“Second Triggering Event” has the meaning set forth in Section 2.5(a)(ii).

“Securities Act” means the United States Securities Act of 1933, as amended.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Securities Liens” means Liens arising out of, under or in connection with (a) applicable Federal Securities Laws and, state and local Securities Laws and (b) restrictions on transfer, hypothecation or similar actions contained in any Organizational Documents.

“Servicing” (and corollary terms such as “Service” or “Serviced”) means the responsibilities with respect to servicing and administration of Mortgage Loans under applicable Laws or other Applicable Requirements, whether performed as a servicer, subservicer or interim servicer, including all collection activities related thereto.

“Servicing Advance” means, with respect to a mortgage loan, as applicable, (a) all customary, reasonable and necessary “out of pocket” costs and expenses (including reasonable attorney’s fees and disbursements) incurred in the performance by the Company, any of the Company Subsidiaries or any subservicers of the servicing obligations under the applicable Servicing Agreement, including property taxes and insurance premiums advanced on behalf of the mortgagor and property preservation, property inspection, valuation fees, attorney fees and other default related expenses and (b) principal and interest advances and other payments required to be made with respect to delinquent mortgage loans under the applicable Servicing Agreement.

“Servicing Advance Funding Facilities” has the meaning set forth in Section 5.1(b)(xi).

“Servicing Agreement” means any Contract, including the Agency Guides, whereby the Company has agreed to Service any Mortgage Loan on behalf of a third Person (including any Agency) or designate such duties to an approved subservicer under a Subservicing Agreement, excluding in all cases any Warehouse Lines and Investor Agreements.

“Servicing Policies” means any Agency or other Investor policies and procedures to which the Company is subject as such relate to the Servicing of Mortgage Loans in effect during the time the Mortgage Loans were Serviced by the Company or the Company Subsidiaries (either directly or through a subservicing arrangement).

“SFS Corp.” has the meaning set forth in the Preamble.

“SFS Reorganization” means the Contribution, the entering into by SFS Corp. of the UWM A&R LLCA, and the entering into by UWM LLC of the Company A&R OA.

“SFS Reorganization Documents” means those documents, instruments and agreements entered into in connection with the SFS Reorganization.

“Software” means all (a) computer software, mobile applications and programs, including source code and object code, (b) databases and compilations, including any data and collections of data, whether machine readable or otherwise, (c) all files, scripts, application programming interfaces, manuals, design notes, programmers’ notes, architecture, algorithms, descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, report formats, firmware, development tools, templates, comments, user interfaces, menus, buttons and icons, and other items and documentation related thereto or associated therewith, and (d) any derivative works, foreign language versions, fixes, upgrades, updates, enhancements, new versions, previous versions, new releases and previous releases thereof; and all media and other tangible property necessary for the delivery or transfer thereof.

“Special Meeting” has the meaning set forth in Section 5.5.

“Sponsor” means GHIV Sponsor IV LLC.

“Straddle Period” means a taxable period that begins before (but does not end on or before) the Closing Date.

“Subscription Agreements” has the meaning set forth in the Recitals.

“Subservicing Agreement” means any Contract whereby the Company or any Company Subsidiary has a Contract with a Person other than the Company or any Company Subsidiary to subservice or otherwise Service any Mortgage Loans on behalf of the Company or any Company Subsidiary.

“Subsidiary” with respect to any Person, means any corporation, limited liability company, limited partnership, partnership, trust or other entity with respect to which such Person has the power, directly or indirectly through one or more intermediaries, to vote or direct the voting of sufficient securities or interests to elect a majority of the directors or management committee or similar governing body.

“Surviving Provisions” has the meaning set forth in Section 7.2.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, real property, personal property, capital stock, escheat or unclaimed property, customs duties, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax of any kind, including any interest, penalties or additions to tax in respect of the foregoing.

“Tax Matter” has the meaning set forth in Section 5.12(b).

“Tax Receivable Agreement” means the Tax Receivable Agreement in the form attached hereto as Exhibit F.

“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Authority or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws or administrative requirements relating to any Tax.

“Terminating Company Breach” has the meaning set forth in Section 7.1(b).

“Terminating GHIV Breach” has the meaning set forth in Section 7.1(c).

“Third Level Contingent Consideration” has the meaning set forth in Section 2.5(a)(iii).

“Third Triggering Event” has the meaning set forth in Section 2.5(a)(iii).

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property”.

“Trading Market” means Nasdaq or such other stock market on which the GHIV Class A Common Stock shall be trading at the time of determination of GHIV VWAP.

“Transaction Expenses” means the fees, costs and expenses incurred, accrued, paid or payable by GHIV, SFS Corp., UWM LLC, the Company or any of the Company Subsidiaries, as the case may be, in connection with the Transactions (including the SFS Reorganization), including any financing fees, legal, accounting, financial advisory, investment banking, underwriting (including deferred underwriting fees) and other advisory, transaction or consulting fees, costs and expenses.

“Transaction Proposals” has the meaning set forth in Section 5.5.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.

“Triggering Events” has the meaning set forth in Section 2.5(a)(iv).

“Trust Account” has the meaning set forth in Section 4.9.

“Trust Agreement” has the meaning set forth in Section 4.9.

“Trustee” has the meaning set forth in Section 4.9.

“USDA” means the United States Department of Agriculture.

“UWM A&R LLCA” has the meaning set forth in the Recitals.

“UWM Class A Common Units” means units of membership interests in UWM LLC designated in the UWM A&R LLCA as “Class A Common Units”.

“UWM Class B Common Units” means units of membership interests in UWM LLC designated in the UWM A&R LLCA as “Class B Common Units”.

“UWM Common Units” means units of membership interests in UWM LLC designated in the UWM A&R LLCA as “Common Units”.

“UWM LLC Formation” has the meaning set forth in the Recitals.

“UWM LLC” has the meaning set forth in Preamble.

“VA” has the meaning set forth in Section 3.10(c).

“Voting A Common Stock” has the meaning set forth in Section 3.6(a).

“Voting B Common Stock” has the meaning set forth in Section 3.6(a).

“Voting Stock Consideration” means a number of shares of GHIV Class D Common Stock equal to the number of UWM Class B Common Units contained in the Equity Interest Consideration.

“Warehouse Lender” means a financial institution that provides a Warehouse Line to the Company Subsidiaries.

“Warehouse Line” means warehouse lines of credit, repurchase agreements and indebtedness secured by mortgage loans and related assets in the ordinary course of the Company’s mortgage lending business and which, for avoidance of doubt, shall not include any term loan or credit agreement of the Company or the Company Subsidiaries that is available to the Company or the Company Subsidiaries to finance aspects of their operations or capital expenditures more generally outside of the funding, purchase and sale of Mortgage Loans.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Year-End Financial Statements” has the meaning set forth in Section 3.7(a).

Section 1.2 Construction. The Parties have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumptions or burdens of proof shall arise favoring any Party by virtue of the authorship of any of the provisions of this Agreement. The section headings contained in this Agreement are inserted for convenience or reference only and shall not affect in any way the meaning or interpretation of this Agreement. Further, in this Agreement:

(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c) Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all.”

(d) Unless otherwise specified, any reference to any reference to a statute or other Law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time.

(e) Any reference to a numbered schedule in this Agreement shall correspond to the same-numbered section of the applicable Disclosure Schedule. Any reference in a schedule contained in any Disclosure Schedule shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the applicable representations and warranties that are contained in the section or subsection of this Agreement that corresponds to such schedule and any other representations and warranties contained in this Agreement to which the relevance of such item thereto is reasonably apparent on the face of such disclosure without reference to additional documents or information. Notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in a schedule to any Disclosure Schedule as an exception to (or, as applicable, a disclosure for purposes of) a representation or warranty (or applicable covenants) shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item would have a Company Material Adverse Effect or GHIV Material Adverse Effect, as applicable, or establish any standard of materiality to define further the meaning of such terms for purposes of this Agreement. Any capitalized terms used in any Disclosure Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement.

(f) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(g) References to “$” or Dollars means United States Dollars.

(h) Captions are not a part of this Agreement, but are included for convenience, only.

(i) Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.

(j) References herein to any Agency, Regulating Agency or other Governmental Authority shall be deemed to include any successor to such Agency, Regulating Agency or other Governmental Authority.

ARTICLE II

PURCHASE AND SALE TRANSACTIONS

Section 2.1 Consideration and Issuances. On the terms and subject to the conditions set forth in this Agreement:

(a) Prior to the Closing, SFS Corp. and UWM LLC shall undertake the SFS Reorganization in accordance with Section 5.16;

(b) Immediately prior to the Closing, GHIV shall, subject to obtaining the GHIV Required Stockholder Approval, file, or cause to be filed, the GHIV Second A&R Certificate of Incorporation with the Secretary of State of the State of Delaware, effective upon filing or at such other time as may be mutually agreed by the Parties, and adopt, or cause the adoption of, the GHIV A&R Bylaws;

(c) Effective as of the Closing, SFS Corp., as sole member of UWM LLC, shall enter into the UWM A&R LLCA, to provide for, among other things, admission of GHIV as a member of UWM LLC and the authorization of the Equity Interest Consideration to SFS Corp. and the issuance of the UWM Class A Common Units to GHIV as contemplated by Section 2.1(d); and

(d) At the Closing: (i) UWM LLC shall issue to SFS Corp. a number of UWM Class B Common Units equal to the Equity Interest Consideration, free and clear of all Liens (other than Securities Liens); (ii) GHIV shall contribute to UWM LLC, and UWM LLC shall accept, an amount in cash equal to the Closing Cash Consideration; (iii) UWM LLC shall issue to GHIV, and GHIV shall accept, such number of UWM Class A Common Units as shall be equal to the number of issued and outstanding shares of GHIV Class A Common Stock as of immediately prior to the Closing (after giving effect to the GHIV Stock Redemption, if any, the conversion of shares of GHIV Class F Common Stock into shares of GHIV Class A Common Stock and the issuance of shares of GHIV Class A Common Stock pursuant to the Subscription Agreements), free and clear of all Liens (other than Securities Liens); and (iv) GHIV shall issue to SFS Corp., and SFS Corp. shall accept, a number of shares of GHIV Class D Common Stock equal to the Voting Stock Consideration, free and clear of all Liens (other than Securities Liens). In addition to the Equity Interest Consideration, SFS Corp. shall, subject to the terms and conditions of Section 2.5, have the right to receive the applicable portion of the Contingent Consideration, if any, when and as earned, if at all, as provided by Section 2.5 as additional consideration for the Transactions, free and clear of all Liens (other than Securities Liens).

Section 2.2 Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Transactions (the “Closing”) shall take place remotely by electronic exchange of executed documents, commencing at 10:00 a.m., Eastern Time, on the date that is three (3) Business Days after the date on which all conditions set forth in Article VI shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as GHIV and SFS Corp. may mutually agree. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

Section 2.3 Deliveries at Closing.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, UWM LLC or SFS Corp., as applicable, shall deliver to GHIV:

(i) a counterpart to the UWM A&R LLCA, including a capitalization schedule evidencing the Equity Interest Consideration issued to SFS Corp. and the number UWM Class B Common Units issued to GHIV pursuant to Section 2.1(d), duly executed by SFS Corp.;

(ii) a counterpart to the Tax Receivable Agreement, duly executed by SFS Corp.;

(iii) a counterpart to the Registration Rights and Lock-Up Agreement, duly executed by SFS Corp.;

(iv) certificates of good standing (or equivalent document) each dated not more than five (5) Business Days prior to the Closing Date for (A) UWM LLC, issued by the Secretary of State of Delaware, and (B) the Company, issued by the Secretary of State of Michigan;

(v) a certificate, signed by an officer of the Company, certifying to the amount of consolidated unrestricted free cash and cash equivalents of UWM LLC, the Company and the Company Subsidiaries as of the Reference Time, following the completion of the distributions contemplated in Section 5.19 and the payment of all Transaction Expenses incurred by SFS Corp., UWM LLC, the Company and the Company Subsidiaries; and

(vi) an IRS Form W-9 or an affidavit and certification as to SFS Corp.’s non-foreign status complying with the requirements of Treasury Regulation section 1.1445-2(b)(2)(iv).

(b) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, GHIV shall deliver to UWM LLC:

(i) a certificate, signed by an officer of GHIV, certifying (A) that the GHIV Required Stockholder Approval has been obtained and remains in full force and effect, (B) the number of shares of GHIV Class A Common Stock included in the GHIV Stock Redemption, if any, and (C) the amount of Available Cash;

(ii) evidence from the Secretary of State of the State of Delaware of the filing of the GHIV Second A&R Certificate of Incorporation with the Secretary of State of the State of Delaware and of the adoption of the GHIV A&R Bylaws;

(iii) evidence of shares representing the number of GHIV Class D Common Stock equal to the Voting Stock Consideration issued in the name of SFS Corp.;

(iv) an amount equal to the Closing Cash Consideration, in immediately available funds, to an account specified by UWM LLC no later than two (2) Business Days prior to the Closing Date;

(v) a counterpart to the Tax Receivable Agreement, duly executed by GHIV;

(vi) a counterpart to the UWM A&R LLCA;

(vii) counterparts to the Registration Rights and Lock-Up Agreement, duly executed by GHIV, the Sponsor and certain other parties thereto;

(viii) a certificate of good standing (or equivalent document) dated not more than five (5) Business Days prior to the Closing Date for GHIV, issued by the Secretary of State of Delaware; and

(ix) a certificate, signed by an officer of GHIV, certifying to the aggregate amount of Transaction Expenses of GHIV incurred and unpaid as of immediately prior to the Closing.

Section 2.4 Withholding Rights. GHIV shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement, any amounts that are required to be withheld or deducted with respect to such consideration under the Code, Treasury Regulations or any applicable provisions of state, local or non-U.S. Tax Law. GHIV shall use commercially reasonable efforts to provide at least five (5) days advance written notice of it is intention to make such deduction or withholding and shall cooperate in good faith with each applicable Person to establish such Person’s right to a reduction of or relief from such deduction or withholding. To the extent that amounts are so withheld and timely remitted to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.5 Contingent Consideration.

(a) Following the Closing, in addition to the consideration to be received pursuant to Section 2.1, and until the date and until the date that is five (5) years after the Closing Date (the “Earn Out Period”), as additional consideration for the Transaction, UWM LLC and GHIV shall issue, upon the occurrence of any Triggering Event, additional UWM Class B Common Units and GHIV Class D Common Stock, if any, to SFS Corp. as follows:

(i) a number of UWM Class B Common Units and shares of GHIV Class D Common Stock, in each case equal to (A) one and one-half percent (1.5%) of the Company Equity Value, divided by (B) $10.00 (the “First Level Contingent Consideration”), if the GHIV VWAP is greater than or equal to $13.00 over any ten (10) trading days within any thirty (30) trading day period (the “First Triggering Event”);

(ii) a number of UWM Class B Common Units and shares of GHIV Class D Common Stock, in each case equal to (A) one and one-half percent (1.5%) of the Company Equity Value, divided by (B) $10.00 (the “Second Level Contingent Consideration”), if the GHIV VWAP is greater than or equal to $15.00 over any ten (10) trading days within any thirty (30) trading day period (the “Second Triggering Event”);

(iii) a number of UWM Class B Common Units and shares of GHIV Class D Common Stock, in each case equal to (A) one and one-half percent (1.5%) of the Company Equity Value, divided by (B) $10.00 (the “Third Level Contingent Consideration”), if the GHIV VWAP is greater than or equal to $17.00 over any ten (10) trading days within any thirty (30) trading day period (the “Third Triggering Event”); and

(iv) a number of UWM Class B Common Units and shares of GHIV Class D Common Stock, in each case equal to (A) one and one-half percent (1.5%) of the Company Equity Value, divided by (B) $10.00 (the “Fourth Level Contingent Consideration” and, together with the First Level Contingent Consideration, the Second Level Contingent Consideration and the Third Level Contingent Consideration,

the “Contingent Consideration”) if the GHIV VWAP is greater than or equal to $19.00 over any ten (10) trading days within any thirty (30) trading day period (the “Fourth Triggering Event” and, together with the First Triggering Event, the Second Triggering Event and the Third Triggering Event, the “Triggering Events”).

(b) Subject to Section 2.5(a), within five (5) Business Days after the occurrence of a Triggering Event, if at all, UWM LLC and GHIV shall issue or cause to be issued the applicable Contingent Consideration to SFS Corp.; provided, however, that each Triggering Event shall only occur once, if at all, and in no event shall SFS Corp. be entitled to receive more than an aggregate number of UWM Class B Common Units and shares of GHIV Class D Common Stock, in each case equal to (A) six percent (6%) of the Company Equity Value, divided by (B) $10.00 in connection with the Contingent Consideration.

(c) If a Change of Control of GHIV occurs during the Earn Out Period that will result in the holders of GHIV receiving a per share price equal to or in excess of any applicable GHIV VWAP required in connection with any Triggering Event, then, immediately prior to the consummation of such Change of Control and subject to Section 2.5(b), (i) any Triggering Event that has not been previously satisfied shall be deemed to be satisfied and (ii) UWM LLC and GHIV shall issue or cause to be issued the applicable Contingent Consideration to SFS Corp. For the purposes of this Agreement, a “Change of Control” shall have been deemed to occur with respect to GHIV upon:

(i) a sale, lease, license or other disposition, in a single transaction or a series of related transactions, of fifty percent (50%) or more of the assets of GHIV and its Subsidiaries, taken as a whole;

(ii) a merger, consolidation or other Business Combination of GHIV resulting in any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) acquiring at least fifty percent (50%) of the combined voting power of the then outstanding securities of GHIV or the surviving Person outstanding immediately after such combination; or

(iii) any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) obtaining beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of the voting stock of GHIV representing more than fifty percent (50%) of the voting power of the capital stock of GHIV entitled to vote for the election of directors of GHIV.

(d) The Contingent Consideration and the GHIV VWAP shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into GHIV Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to GHIV Common Stock, occurring on or after the date hereof and prior to the time any such Contingent Consideration is delivered to SFS Corp., if any.

(e) UWM LLC shall, at all times, keep available for issuance a sufficient number of unissued UWM Class B Common Units to permit UWM LLC to satisfy its issuance obligations set forth in this Section 2.5 and shall take all actions required to increase the authorized number of UWM Class B Common Units if at any time there shall be insufficient unissued UWM Class B Common Units to permit such reservation. UWM LLC shall take such reasonable actions as are requested by SFS Corp. to evidence the issuances pursuant to this Section 2.5 and, if requested, through the delivery of duly and validly executed certificates or instruments representing the applicable portion of the Contingent Consideration.

(f) GHIV shall, at all times, keep available for issuance a sufficient number of unissued GHIV Class D Common Stock to permit GHIV to satisfy its issuance obligations set forth in this Section 2.5 and shall take all actions required to increase the authorized number of GHIV Class D Common Stock if at any time there shall be insufficient unissued GHIV Class D Common Stock to permit such reservation. GHIV shall take such reasonable actions as are requested by SFS Corp. to evidence the issuances pursuant to this Section 2.5 and, if requested, through the delivery of duly and validly executed certificates or instruments representing the applicable portion of the Contingent Consideration.

Section 2.6 Directors and Officers. Pursuant to the GHIV Second A&R Certificate of Incorporation and GHIV A&R Bylaws, at the Closing, GHIV shall have a classified board initially comprised of seven (7) members. The Parties shall cause the GHIV Board and the officers of GHIV as of immediately following the Closing to include the individuals set forth on Exhibit G and such other individuals to be identified by SFS Corp., each to hold office until his or her successors are duly elected and qualified. The GHIV Board shall cause GHIV to avail itself of the exemptions available to “controlled companies” listed on Nasdaq, including with respect to board independence and committee composition.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SFS CORP., UWM LLC AND THE COMPANY

Except as set forth in the Company Disclosure Schedules, SFS Corp. UWM LLC and the Company represent and warrant to GHIV as follows as of the date of this Agreement and as of the Closing Date (provided that representations that by their terms speak specifically as of the date of this Agreement or another date, shall be deemed given as of such date):

Section 3.1 Organization and Authority.

(a) The Company is a limited liability company, duly formed, validly existing and in good standing under the Laws of the State of Michigan and has all requisite limited liability company power and authority to own, lease or operate its assets and to conduct the Business. The copies of the Organizational Documents of the Company previously made available to GHIV and its Representatives are true, accurate and complete and are in effect as of the date of this Agreement. The Company is duly licensed or qualified and in good standing in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified has not had a Company Material Adverse Effect.

(b) SFS Corp. is a corporation, duly incorporated, validly existing and in good standing under the Laws of the State of Michigan and has all requisite corporate power and authority to own, lease or operate its assets and to conduct its business as it is now being conducted.

(c) UWM LLC is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite entity power and authority to own, lease or operate its assets and to conduct its business as it is now being conducted.

Section 3.2 Authorization and Enforceability. As of the date of this Agreement, each of UWM LLC, SFS Corp. and the Company has (as relates to this Agreement), or will have as of the Closing (as relates to each Ancillary Agreement), all requisite corporate or entity power and authority to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party, and to consummate the Transactions. The execution, delivery and performance by each of UWM LLC, SFS Corp. and the Company of this Agreement and each Ancillary Agreement to which it is a party and the consummation of the Transactions have been (as relates to this Agreement) or will be (as relates to the Ancillary Agreements) validly authorized and approved by all requisite entity, stockholder, shareholder and member action and no other proceeding on the part of UWM LLC, SFS Corp., the Company or any of their respective stockholders, shareholders or members is necessary to authorize this Agreement or any Ancillary Agreement to which it is or will be a party. This Agreement has been duly and validly executed and delivered by each of UWM LLC, SFS Corp. and the Company, and assuming due authorization and execution by each other Party, this Agreement constitutes a legal, valid and binding obligation of UWM LLC, SFS Corp. and the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (the “Bankruptcy and Equity Exceptions”). Each Ancillary Agreement to be executed by UWM LLC, SFS Corp. or the Company, as applicable, at or prior to the Closing will be, when executed and delivered by such Person, duly and validly executed and delivered, and assuming due authorization and execution by each other Party and the consummation of the Closing, will constitute a legal, valid and binding obligation of such entity, enforceable against such entity, in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

Section 3.3 Noncontravention. The execution, delivery and performance of this Agreement by UWM LLC, SFS Corp. and the Company and the consummation of the Transactions do not and will not (a) conflict with or violate any provision, or result in the breach, of the Organizational Documents of UWM LLC, SFS Corp. or the Company, (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to UWM LLC, SFS Corp. or the Company, or any of their respective properties or assets, (c) violate, conflict with, result in a breach of, constitute a default

(or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in a right of termination, cancellation, modification, acceleration or amendment under, any of the terms, conditions or provisions of any Material Contract, or (d) result in the creation of any Lien upon any of the material properties or assets of the Company (other than Securities Liens), except in the case of clauses (b), (c) and (d), where any such violation, conflict, breach or default would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

Section 3.4 Subsidiaries. A true, correct and complete list of all the Subsidiaries of the Company (each, a “Company Subsidiary”), together with the jurisdiction of organization or incorporation of each Company Subsidiary and a description of the capitalization of each such Company Subsidiary and the names of the record owners of all securities and other equity interests in each Company Subsidiary, in each case, as of the date hereof, is set forth on Schedule 3.4 of the Company Disclosure Schedule. Each Company Subsidiary has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization and has the requisite corporate or entity power and authority to own, lease or operate its assets and to conduct its business as it is now being conducted, except where the failure to have such power and authority would not have a Company Material Adverse Effect. Each Company Subsidiary is duly qualified or licensed as a foreign limited liability company or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not have a Company Material Adverse Effect. The Organizational Documents of each Company Subsidiary have been made available by the Company to GHIV and are true, correct and complete and are in effect as of the date of this Agreement. Other than the Company Subsidiaries, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any such Person. Other than the Company, SFS Corp. does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any Person.

Section 3.5 Governmental Authorities; Consents. The execution, delivery and performance of this Agreement by UWM LLC, SFS Corp. and the Company does not, and the consummation or performance of the Transactions by UWM LLC, SFS Corp. and the Company will not, require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Authority, except (a) for applicable requirements, if any, of the Exchange Act, Securities Laws and state takeover laws, and (b) such consents, approvals, authorizations, permissions, filings or notifications which, if not made or obtained, would not reasonably be expected to be material to the Company and Company Subsidiaries, taken as a whole, or to prevent consummation of the Transactions.

Section 3.6 Capitalization.

(a) The authorized capital stock of SFS Corp. consists of shares of common stock (“Common Stock”), of which 10,000 shares have been designated Voting A Common Stock (“Voting A Common Stock”) and 90,000 shares have been designated Non-Voting B Common Stock

(“Non-Voting B Common Stock”). As of the date of this Agreement, there are (i) 1,812.80 shares of Voting A Common Stock issued and outstanding and (ii) 16,443.50 shares of Non-Voting B Common Stock issued and outstanding, all of which are held by the Persons set forth on Schedule 3.6(a) of the Company Disclosure Schedule. As of the date of this Agreement, SFS Corp. is the record and beneficial owner of all of the outstanding membership interests in the Company and UWM LLC, in each case free and clear of Liens other than Permitted Liens and Securities Liens. After giving effect to the SFS Reorganization and as of immediately prior to the Closing, UWM LLC will own all of the equity interests in the Company, free and clear of Liens other than Permitted Liens and Securities Liens.

(b) As of the date of this Agreement, all of the issued and outstanding shares of capital stock of SFS Corp. were, and as of the Closing Date all of the issued and outstanding membership interests in UWM LLC will be, (i) duly authorized and validly issued, (ii) issued in compliance in all material respects with applicable Law, and (iii) not issued in breach or violation of any preemptive rights or Contract. There are no outstanding options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other Contracts or commitments that would require SFS Corp. or UWM LLC to issue, sell or otherwise cause to become outstanding any of its capital stock or other equity securities. There are no outstanding or authorized stock appreciation, phantom stock, profit interests, incentive units or similar rights with respect to the capital stock or other equity securities of SFS Corp. or UWM LLC. Other than the Organizational Documents of SFS Corp. or UWM LLC, there are no voting trusts, equityholder agreements, proxies or other agreements, understandings or obligations in effect with respect to the voting, transfer or sale, issuance, redemption, repurchase or registration of any capital stock or other equity securities of SFS Corp. or UWM LLC, as of the Closing Date.

(c) All of the issued and outstanding membership interests in the Company (i) have been duly authorized and validly issued, (ii) were issued in compliance in all material respects with applicable Law, and (iii) were not issued in breach or violation of any preemptive rights or Contract. There are no outstanding options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other Contracts or commitments that would require the Company to issue, sell or otherwise cause to become outstanding any of its equity securities. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the equity securities of the Company. Other than the Organizational Documents of the Company, there are no voting trusts, equityholder agreements, proxies or other agreements, understandings or obligations in effect with respect to the voting, transfer or sale, issuance, redemption, repurchase or registration of any equity securities of the Company.

Section 3.7 Financial Statements.

(a) Set forth on Schedule 3.7(a) of the Company Disclosure Schedule are true, correct and complete copies of the audited balance sheets and statements of income (loss) and cash flows of the Company as of and for the twelve (12) months ended December 31, 2019 and 2018 (collectively, the “Year-End Financial Statements”), together with all related notes and schedules thereto, prepared in accordance with GAAP applied on a consistent basis throughout the covered periods (except as may be indicated in the notes thereto), accompanied by an unqualified report of the Company’s independent auditor with respect thereto.

(b) Set forth on Schedule 3.7(b) of the Company Disclosure Schedule are true, correct and complete drafts of the unaudited balance sheets and statements of income (loss) and cash flows of the Company as of and for the six (6) months ended June 30, 2020 (the “Interim Financial Statements” and, together with the Year-End Financial Statements, the “Financial Statements”), prepared in accordance with GAAP applied on a consistent basis throughout the covered periods (except for the omission of footnotes and subject to year-end adjustments).

(c) The Financial Statements fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries for the periods indicated in such Financial Statements and were derived from, and accurately reflect in all material respects, the books and records of the Company and the Company Subsidiaries, in all cases except as may be indicated in the notes to the Financial Statements.

(d) The Company maintains a system of internal accounting controls that are designed to provide reasonable assurance regarding the reliability of the financial reporting and the preparation of the financial statements of the Company and the Company Subsidiaries for external purposes in conformity with GAAP. To the Knowledge of the Company, the Company has not identified, or received any written notice alleging, any fraud, whether or not material, that involves the management or other employees of the Company that have a significant role in the Company’s internal control over financial reporting.

(e) There are no outstanding loans or other extensions of credit made by the Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

Section 3.8 Undisclosed Liabilities. There is no liability, debt or obligation against SFS Corp., the Company or any Company Subsidiary that would be required to be set forth or reserved for on a consolidated balance sheet prepared in accordance with GAAP consistently applied and in accordance with past practice, except for liabilities and obligations (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto (if any), (b) that have arisen since the date of the most recent balance sheet included in the Interim Financial Statements in the Ordinary Course of Business, (c) for future performance under any Contract to which the Company or any Company Subsidiary is a party or (d) which would not have a Company Material Adverse Effect.

Section 3.9 Actions.

(a) As of the date of this Agreement, (i) there are no pending or, to the Knowledge of the Company, threatened, Actions against SFS Corp., the Company or any Company Subsidiary, or, to the Knowledge of the Company, any of their respective directors or officers (with regard to their actions in their capacities as such), and (ii) neither SFS Corp., the Company nor any Company Subsidiary or, to the Knowledge of the Company, their respective properties or assets is subject to any continuing Governmental Order, except in the case of clauses (i) and (ii), as would not be material to SFS Corp., the Company and the Company Subsidiaries, taken as a whole. Except as would not be material to SFS Corp., the Company and the Company Subsidiaries, taken as a whole, there is no pending or, to the Knowledge of the Company, threatened, audit, examination or investigation by any Governmental Authority (other than ordinary course audits or examinations by an Agency or Regulating Agency) against SFS Corp., the Company or any Company Subsidiary, or, to the Knowledge of the Company, any of the directors or officers (with regard to their actions in their capacities as such) of SFS Corp., the Company or any Company Subsidiary. As of the date of this Agreement, there is no (A) pending or threatened Action by SFS Corp., the Company or any Company Subsidiary against any third party, except as would not be material to the Company and the Company Subsidiaries, taken as a whole, or (B) settlement agreement or similar agreement that imposes any material ongoing obligation or restriction on SFS Corp., the Company or any Company Subsidiary.

(b) Without in any way limiting the foregoing, except as would not be material to SFS Corp., the Company and the Company Subsidiaries, taken as a whole, since September 1, 2018 there have been no Actions against, or Governmental Orders entered, issued or outstanding with respect to, the Company or any Company Subsidiary relating to (i) any failure to comply with Applicable Requirements in connection with the underwriting, origination, funding, Servicing or sale of any Mortgage Loan, (ii) the rescission of any insurance or guaranty Contract of the Company, or (iii) the payment by the Company of a penalty or fine to any Governmental Authority, Investor or Insurer relating to or arising out of the underwriting, origination, funding or sale of any Mortgage Loan. None of the Company nor any Company Subsidiary is (or since September 1, 2018 has been) a party to or is subject to any suspension, debarment, or extraordinary supervisory letter from any Investor, Insurer, Agency, Regulating Agency or any other Governmental Authority charged with the supervision or regulation of residential mortgage lenders or the supervision or regulation of the Company, any Company Subsidiary or employees of any of them. To the Knowledge of the Company, no current or former officer or other current employee of the Company or any Company Subsidiary has been indicted, arraigned, or convicted (or currently is under investigation) for any criminal offenses or any fraudulent activity related to the origination, servicing, or sale of Mortgage Loans or the conduct of the Business.

(c) Since September 1, 2018, neither the Company nor any Company Subsidiary has conducted any internal investigation for which outside counsel was engaged concerning any alleged material violation of any Permits or applicable Law by the Company, any Company Subsidiary or any of their respective Affiliates, employees, officers, directors or agents (regardless of the outcome of such investigation).

Section 3.10 Compliance with Laws and Applicable Requirements; Permits.

(a) Except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, be material to SFS Corp., the Company and the Company Subsidiaries, taken as a whole, SFS Corp., the Company and each Company Subsidiary is, and since September 1, 2018, has been in compliance with all applicable Laws and Applicable Requirements. Except for any sanctions, fines or penalties that would not, individually or in the aggregate, be material to SFS Corp., the Company and the Company Subsidiaries, taken as a whole, since September 1, 2018, the Company has not been sanctioned, fined or penalized for any violation of or failure to comply with any applicable Law. To the Knowledge of the Company, neither SFS Corp., the Company nor the Company Subsidiaries has received any written notice from any Governmental Authority alleging a violation of any applicable Law by SFS Corp., the Company nor the Company Subsidiaries at any time since September 1, 2018, which violation, individually or in the aggregate, would be material to SFS Corp., the Company and the Company Subsidiaries, taken as a whole.

(b) Each of the Company and the Company Subsidiaries is in possession of all Permits necessary for the Company or such Company Subsidiary, as applicable, to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”) in compliance with all applicable Laws, except where the failure to have such Company Permits would not be material to SFS Corp., the Company and the Company Subsidiaries, taken as a whole. All such Company Permits are valid and in full force and effect. There are no proceedings pending, or to the Knowledge of the Company, threatened that seek the revocation, cancellation, suspension or adverse modification of any Company Permit, in each case which revocation, cancellation, suspension or adverse modification would, individually or in the aggregate, be material to SFS Corp., the Company and the Company Subsidiaries, taken as a whole.

(c) To the extent required by Applicable Requirements and except as would not be material to SFS Corp., the Company and the Company Subsidiaries, taken as a whole, the Company is approved by and is in good standing to originate and/or service, as applicable: (i) as a supervised mortgagee by the HUD with respect to Title I FHA mortgage loans; (ii) as a GNMA I and II Issuer by the Government National Mortgage Association; (iii) by the U.S. Department of Veteran’s Affairs (“VA”) with respect to VA loans; and (iv) as a seller/servicer by the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation with respect to conventional residential mortgage loans. Except as would not be material to SFS Corp., the Company and the Company Subsidiaries, taken as a whole, the Company has complied with all requirements in connection with such Permits and such Permits are in full force and effect and no suspension or cancellation of any of them has been threatened. The Company has not received any written notice or other written communication from any Governmental Authority identified in this Section 3.10(c) that such Governmental Authority intends to terminate or restrict the Company’s status as an approved participant in its programs involving the businesses for which the Company is as of the date hereof registered, approved or authorized. The Company is properly licensed and qualified to do business and in good standing in each jurisdiction in which such licensing and qualification is necessary to act under any Servicing Agreement and applicable Law, and qualified to act under each Servicing Agreement, except for such failures to be so qualified or licensed and in good standing that would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(d) Except as would not be material to SFS Corp., the Company and the Company Subsidiaries, taken as a whole, all Custodial Accounts required to be maintained by the Company, or that are or have been maintained by or on behalf of the Company by any subservicer or other Person, are and, since September 1, 2018, have been, maintained in accordance with Applicable Requirements in all material respects, including Insurer requirements.

Section 3.11 Material Contracts.

(a) Schedule 3.11(a) of the Company Disclosure Schedule contains a true, accurate and complete list, as of the date of this Agreement, of each of the following Contracts to which the Company or any Company Subsidiary is a party or otherwise bound (such Contracts required to be set forth on Schedule 3.11(a) of the Company Disclosure Schedule, collectively, the “Material Contracts”):

(i) each Contract evidencing outstanding Indebtedness of the Company or any Company Subsidiary (including any Warehouse Line and any other Contract evidencing Funding Indebtedness), in each case in an aggregate amount thereunder in excess of $100,000,000;

(ii) any Contract with a third party establishing any joint venture, partnership, strategic alliance or other collaboration (which includes the sharing of the Company’s revenues or profits);

(iii) each Contract entered into on or after September 1, 2018 that involves the acquisition or disposition of capital stock or other equity interests of another Person, whether by merger, consolidation or otherwise;

(iv) each Subservicing Agreement;

(v) any Contract that contains an existing obligation (contingent or otherwise) to pay any amounts in respect of indemnification obligations, purchase price adjustment, earn-outs, backend payment or similar obligation, in all cases in connection with any completed acquisition or disposition by the Company;

(vi) each Contract that prohibits the Company or any Company Subsidiary from engaging in any line of business or competing with any Person or in any geographic area;

(vii) each Contract pursuant to which (A) any right, license, permission, consent or covenant not to sue with respect to any Intellectual Property is granted to the Company or any of the Company Subsidiaries by any third party or (B) any right, license, permission, consent or covenant not to sue with respect to any Owned IP (or any Licensed IP exclusively licensed to the Company or any of the Company Subsidiaries) is granted by the Company or any of the Company Subsidiaries to any third party, in each case (A) and (B), other than (1) Contracts for any “off-the-shelf”, “shrink-wrap” or “click-wrap” Software that is generally commercially available on standard and unmodified terms for an aggregate fee, royalty or other consideration of no more than $100,000 (“COTS Software Contracts”), (2) Contracts for any Open Source Software, (3) Personnel IP Contracts; and (4) Contracts entered in the Ordinary Course of Business in which Company or any of the Company Subsidiaries provide non-exclusive licenses to third parties to use any Owned IP that is not material to the Company or any of the Company Subsidiaries;

(viii) each Contract providing for the invention, creation, conception or other development of any Intellectual Property (A) by the Company or any of the Company Subsidiaries for any third party, (B) by any third party for the Company or any of the Company Subsidiaries (other than any Personnel IP Contracts or COTS Software Contracts) or (C) jointly by the Company or any of the Company Subsidiaries and any third party;

(ix) each Contract providing for the assignment or transfer of any ownership interest in any Intellectual Property by (A) the Company or any of the Company Subsidiaries to any third party or (B) any third party to the Company or any of the Company Subsidiaries (other than any Personnel IP Contracts or COTS Software Contracts);

(x) any Contract (other than those made in the ordinary course of business) providing for: (A) the grant of any preferential rights to purchase or lease any asset of the Company or any Company Subsidiary; or (B) any right (exclusive or non-exclusive) to sell or distribute any material product or service of the Company or any Company Subsidiary;

(xi) each Contract with an employee or individual consultant of the Company or a Company Subsidiary that provides for annual compensation in excess of $350,000, other than at will agreements that can be terminated at any time for any legal reason without material severance or similar liability to the Company or any Company Subsidiary;

(xii) each Contract that limits, or purports to limit, in any material respect the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time or Contracts that limit the ability of the Company or any Company Subsidiary from soliciting customers or employees in a manner that is material to the Company and the Company Subsidiaries, taken as a whole;

(xiii) each Investor Agreement pursuant to which the Company has sold an aggregate of more than 5% of the aggregate amount of Mortgage Loans sold since September 1, 2019; and

(xiv) each Servicing Agreement pursuant to which the Company has Serviced an aggregate of more than 5% of the aggregate amount of Mortgage Loans sold since September 1, 2019.

(b) (i) Each Material Contract is a legal, valid and binding obligation of the Company or a Company Subsidiary and, to the Knowledge of the Company, the other parties thereto; (ii) neither the Company nor any Company Subsidiary is in breach or violation of, or default under, any Material Contract, nor has any Material Contract been canceled by the other party; (iii) to the Knowledge of the Company, no other party is (with or without notice or lapse of time or both) in breach or violation of, or default under, any Material Contract (except, in the cases of clauses (ii) and (iii), any breach, violation, default or cancellation which, individually or in the aggregate, would not be reasonably likely to be material to the Company and the Company Subsidiaries, taken as a whole; and (iv) since September 1, 2018, neither the Company nor any Company Subsidiary has received any written claim of material default or material breach under any Material Contract which default or breach has not been waived or otherwise remedied as of the date of this Agreement. Except with respect to the Warehouse Lines, the Company has made available to GHIV true, correct and complete copies of all Material Contracts, including any and all exhibits, schedules and amendments thereto. With respect to the Warehouse Lines, the Company has made available to GHIV accurate summaries thereof.

(c) Except for its Organizational Documents and the Contracts set forth on Schedule 3.11(c) of the Company Disclosure Schedule, SFS Corp., is not a party to, or otherwise bound by, any Contract that is currently in effect other than Contracts between the shareholders of SFS Corp.

Section 3.12 Real Property.

(a) Neither SFS Corp., the Company nor any Company Subsidiary owns any real property or has ever owned any real property. SFS Corp. does not lease or sublease any real property.

(b) Schedule 3.12(b) of the Company Disclosure Schedule lists each parcel of real property currently leased or subleased by the Company or any Company Subsidiary, and each lease or sublease with respect thereto (collectively, the “Leases”). True, correct and complete copies of all Leases have been made available to GHIV. All such current Leases are in full force and effect, are valid and effective in accordance with their respective terms, subject to the Bankruptcy and Equity Exceptions, and there is not, under any of such Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Knowledge of the Company, by the other party to such Lease or sublease, in each case except as would not individually or in the aggregate reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. Neither the Company nor any Company Subsidiary has received written notice of material default or breach under any Real Estate Lease Document which has not been cured.

Section 3.13 Employee Benefits.

(a) Schedule 3.13(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a complete list of all Company Benefit Plans. With respect to each Company Benefit Plan, the Company has made available to GHIV a current, true, accurate and complete copy of each such Company Benefit Plan (or if no such copy exists, a written description of the material terms thereof) and, to the extent applicable, (i) any amendments, (ii) the most recent summary plan description as well as any summary of material modifications thereof, (iii) trust agreement or other funding instrument, (iv) the Form 5500s and attachments, audited financial statements and non-discrimination testing results, in each case and as applicable, for the past three (3) plan years, and (v) any material non-routine written communications with respect to any Company Benefit Plan from any Governmental Authority during the past three (3) years.

(b) Except as would not be material to SFS Corp., the Company and the Company Subsidiaries, taken as a whole, all contributions and/or payments owed by the Company under the terms of any Company Benefit Plan have been timely accrued for or paid in full when and as required to be paid.

(c) Except as would not be material to SFS Corp., the Company and the Company Subsidiaries, taken as a whole, (i) each Company Benefit Plan has been established, maintained, administered and operated in accordance with its terms and in compliance with the applicable terms of ERISA, the Code, and any other applicable Law, and (ii) each required material report with respect to a Company Benefit Plan (including Form 5500 annual reports) have been (to the extent required) timely filed with the Internal Revenue Service, the United States Department of Labor, or other Governmental Authority.

(d) Except as would not be material to SFS Corp., the Company and the Company Subsidiaries, taken as a whole, each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received, or is based on a form of plan that has received, a favorable determination or opinion letter from the Internal Revenue Service, and nothing has occurred, whether by action or failure to act, that could be expected to cause such determination letter to be revoked or result in disqualification of the plan.

(e) Neither the Company nor any of its ERISA Affiliates has not within the past six (6) years (i) contributed to, maintained, participated in, or has been obligated to contribute to, maintain, or participate in, or has otherwise ever had any liability (contingent or otherwise) with respect to, any plan that is subject to Title IV of ERISA, or (ii) maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or liability (including any contingent liability) under, any multiemployer plan (within the meaning of Section 3(37) of ERISA). Except as required by Section 4980B of the Code, Part 6 of Title I of ERISA or other applicable Law, no Company Benefit Plan provides for any benefits or coverage in the nature of health or death benefits following retirement or other termination to any current or former director, employee or independent contractor of the Company or any Company Subsidiary (or any dependent or beneficiary thereof). No Company Benefit Plan provides for the gross-up of any Taxes imposed by Sections 4999 or 409A of the Code or otherwise.

(f) With respect to any Company Benefit Plan, including any assets of any such Company Benefit Plan or any fiduciary to any such Company Benefit Plan, except as would not be material to SFS Corp., the Company and the Company Subsidiaries, taken as a whole, (i) no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened, (ii) no administrative investigation, audit or other administrative proceeding by the United States Department of Labor, the Internal Revenue Service or other Governmental Authority is pending, or, to the Knowledge of the Company, threatened and (iii) there has been no non-exempt “prohibited transaction” (and none would reasonably be expected to occur as a result of any of the Transactions) within the meaning of Section 4975(c) of the Code or Section 406 of ERISA involving the assets of any Company Benefit Plan.

(g) Neither the execution, delivery or performance of this Agreement nor the consummation of the Transactions (either alone or in combination with another event) will: (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) or benefit becoming due to any current or former director, officer, employee or independent contractor of the Company or any Company Subsidiary, or any funding of benefits under any Company Benefit Plan; (ii) increase any amount of compensation or benefits otherwise payable to any current or former director, officer, employee or independent contractor of the Company or any Company Subsidiary; (iii) result in the acceleration, vesting or creation of any rights of any current or former director, officer, employee or independent contractor of the Company or any Company Subsidiary to payments or benefits or any loan forgiveness; (iv) result in any new obligation pursuant to any of the Company Benefit Plans; or (v) result in the payment of any amount that would not be deductible by reason of Section 280G of the Code or that would be subject to an excise tax under Section 4999 of the Code.

(h) As of the date of this Agreement, no material action has been taken or is expected to be taken by the Company or any Company Subsidiary in respect of any current or former employee or independent contractor of the Company or any Company Subsidiary or such individuals’ compensation or benefits, in each case, in response to the COVID-19 pandemic.

Section 3.14 Labor and Employment.

(a) Neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or other Contract with a union or other labor organization, and, to the Knowledge of the Company, there is no union organizing effort pending or threatened against the Company or any Company Subsidiary with respect to any employees. There is no strike, slowdown, work stoppage or lockout or, to the Knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Company Subsidiary.

(b) Except as would not have a Company Material Adverse Effect, the Company and each Company Subsidiary is and has been since September 1, 2018 in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees, independent contractors and consultants, including all such Laws relating to wages, hours, the WARN Act and any similar state or local “mass layoff” or “plant closing” Law, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax.

(c) There are no Actions against the Company or any Company Subsidiary pending, or to the Knowledge of the Company, threatened to be brought or filed, (i) in connection with the Company’s or any Company Subsidiary’s employment or termination of employment or failure to employ any individual, or (ii) in connection with services rendered to the Company or any Company Subsidiary by any consultant or independent contractor.

(d) Since the enactment of the WARN Act, neither the Company nor any of the Company Subsidiaries has effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any Company Subsidiary; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any Company Subsidiary; and neither the Company nor any Company Subsidiary has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law.

(e) SFS Corp. does not have any employees.

Section 3.15 Taxes.

(a) UWM LLC, the Company and each of the Company Subsidiaries: (i) have duly and timely filed (taking into account any extension of time within which to file) all income and other material Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that the Company or any of its Company Subsidiaries are otherwise obligated to pay (whether or not such Taxes have been reported on any Tax Returns), except with respect to Taxes that are being contested in good faith; (iii) with respect to all income and other material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (iv) do not have any deficiency, audit, examination, investigation or other proceeding in respect of Taxes or Tax matters pending or threatened in writing, for a Tax period which the statute of limitations for assessments remains open; and (v) have made full and adequate provision in its books and records and Financial Statements for all Taxes which are not yet due and payable and made estimated Tax payments sufficient to avoid any underpayment penalties.

(b) Neither UWM LLC, the Company nor any of the Company Subsidiaries is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar Contract or arrangement (including any Contract or arrangement providing for the sharing or ceding of credits or losses).

(c) Each of UWM LLC, the Company and the Company Subsidiaries has withheld and paid to the appropriate Tax authority all material amounts of Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable Law, rules and regulations relating to the payment and withholding of Taxes, including all material reporting and record keeping requirements related thereto.

(d) Neither UWM LLC, the Company nor any of the Company Subsidiaries has been a member of an Affiliated Group filing a consolidated, combined or unitary United States federal, state, local or foreign income Tax Return.

(e) Neither UWM LLC, the Company nor any of the Company Subsidiaries has any material liability for the Taxes of any person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

(f) Neither UWM LLC, the Company nor any of the Company Subsidiaries has any request for a ruling in respect of Taxes pending between SFS Corp., UWM LLC, the Company or any their respective Subsidiaries and any Tax authority.

(g) Neither UWM LLC, the Company nor any of the Company Subsidiaries has in any year for which the applicable statute of limitations remains open distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(h) Neither UWM LLC, the Company nor any of the Company Subsidiaries is, or has been a party to, or a promoter of, a “listed transaction” within the meaning of Treasury Regulations Section 1.6011- 4(b).

(i) There are no material Tax Liens upon any assets of UWM LLC, the Company or any of the Company Subsidiaries, except for Permitted Liens.

(j) At all times since the UWM LLC Formation, UWM LLC has been a disregarded entity for U.S. federal income tax purposes (provided that UWM LLC will become a partnership for U.S. federal income tax purposes upon the GHIV Contribution).

(k) For purposes of this Section 3.15, any reference to the Company or any of the Company Subsidiaries shall be deemed to include any Person that merged with or was liquidated or converted into the Company or its Subsidiary, as applicable.

Notwithstanding anything in this Agreement to the contrary, this Section 3.15, Section 5.15, and Section 3.13 (insofar as it relates to Taxes) are the sole representations made by SFS Corp., UWM LLC and each of its Subsidiaries with respect to Taxes.

Section 3.16 Intellectual Property.

(a) Schedule 3.16(a) of the Company Disclosure Schedule contains a true, correct and complete list of all of the following that are owned or purported to be owned by the Company and the Company Subsidiaries (specifying for each item, (i) the owner, (ii) the jurisdiction in which such item has been issued, registered or filed, and (iii) the issuance, registration or application number): (A) issued Patents and Patent applications; (B) Trademark registrations and applications for Trademark registration (other than state Trademark registrations and applications for state Trademark registration, in each case, for any Trademark that is not material to the Company or any of the Company Subsidiaries); (C) Copyright registrations and applications for Copyright registration; (D) Internet domain names (the Company Intellectual Property Rights identified or required to be identified in Schedule 3.16(a)(A) through (D) of the Company Disclosure Schedule collectively, the “Registered IP”); and (E) material unregistered Trademarks. All Registered IP is subsisting and, to the Knowledge of the Company, valid and enforceable. The Company or one of the Company Subsidiaries has the right to use pursuant to a valid written license all Intellectual Property, other than Intellectual Property that is owned or purported to be owned by the Company or any of the Company Subsidiaries (the “Owned IP”), practiced by or used or held for use in the operation of the Business as currently conducted (the “Licensed IP”) (collectively with the Owned IP, the “Company Intellectual Property Rights”). The Company Intellectual Property Rights constitute all of the Intellectual Property used in, held for use in or necessary for the operation of the Business. The Company or one of the Company Subsidiaries solely and exclusively owns all right, title and interest in and to all Owned IP, free and clear of all Liens (other than Permitted Liens).

(b) No loss or expiration of any of the Registered IP is threatened or, other than upon the expiration of its statutory term in the ordinary course, pending. The Company and each of its applicable Company Subsidiaries have taken commercially reasonable actions to maintain and protect the secrecy and confidentiality and value of the Trade Secrets included in the Company Intellectual Property Rights and Trade Secrets owned by any Person with respect to which the Company or any of the Company Subsidiaries has a confidentiality obligation. No material Trade Secret included in the Company Intellectual Property Rights has been authorized to be disclosed or, to the Knowledge of the Company, has been actually disclosed to any Person other than pursuant to a written confidentiality agreement restricting the disclosure and use thereof.

(c) (i) There are no claims against the Company or any of the Company Subsidiaries that are presently pending, or to the Knowledge of the Company threatened, (A) contesting the validity, use, ownership or enforceability of any of the Company Intellectual Property Rights, (B) alleging any infringement, misappropriation or other violation of any Intellectual Property rights of other Person, or (C) inviting the Company or any of the Company Subsidiaries to take a license under any Intellectual Property rights; (ii) the operation of each of the Company’s and the Company Subsidiaries’ respective businesses as currently conducted (including any product, services or Software of the Company or any of the Company Subsidiaries) do not infringe, misappropriate (or result from the misappropriation of) or otherwise violate, and have not in the prior six (6) year period infringed, misappropriated (or resulted from the misappropriation of) or otherwise violated, (A) to the Knowledge of the Company, any Patent of any other Person or (B) any other Intellectual Property of any other Person; (iii) to the Knowledge of the Company, no third party has infringed, misappropriated or otherwise violated any Owned IP or Licensed IP exclusively licensed to the Company or any of the Company Subsidiaries; and (iv) each of the Company, the Company Subsidiaries and, to the Knowledge of the Company, each counterparty is in material compliance with each license pursuant to which the Company or any of the Company Subsidiaries has granted or has been granted a license to any material Intellectual Property.

(d) The Company and the Company Subsidiaries have entered into valid and enforceable written Contracts with all past and current employees, contractors and consultants who have been employed, engaged or otherwise retained at any time by the Company or any of the Company Subsidiaries and who have contributed or will contribute to the discovery, conception, development, creation, or reduction to practice of any material Intellectual Property for or on behalf of the Company or the applicable Company Subsidiary or otherwise within the scope of such employment, engagement or retention, pursuant to which such Persons effectively and validly assign to the Company or the applicable Company Subsidiary all their respective right, title, and interest in and to all such Intellectual Property (to the extent such rights did not otherwise vest with the Company or the applicable Company Subsidiary under applicable Law) (collectively, the “Personnel IP Contracts”). To the Knowledge of the Company, all Personnel IP Contracts are in full force and effect and have not suffered a material default or breach.

(e) The Company and the Company Subsidiaries have taken and take commercially reasonable steps to maintain and protect the performance, confidentiality, integrity and security of the IT Systems (and all Software, information and data stored or contained therein or transmitted thereby). The IT Systems are adequate and sufficient (including with respect to working condition and capacity) for the operation of the Business. To the Knowledge of the Company, there have been no security breaches or unauthorized use, access or intrusions of any IT Systems, in each case, that would reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(f) To the Knowledge of the Company, the Company and the Company Subsidiaries have complied and do comply all license terms applicable to any Open Source Software that is or has been included, incorporated or embedded in, linked to, combined or distributed with, or used in the delivery or provision of any Company Software, except as would not be material to SFS Corp., the Company and the Company Subsidiaries, taken as a whole. No Open Source Software is or has been included, incorporated or embedded in, linked to, combined or distributed with or used in the delivery or provision of any Company Software, in each case, in a manner that subjects any Company Software to any Copyleft License.

(g) None of the source code or related source materials for any Company Software has been licensed or, to the Knowledge of the Company, provided to or used or accessed by, any Person other than employees, consultants or contractors of the Company or one of the Company Subsidiaries who have entered into written confidentiality Contracts with respect to such source code or related source materials. None of the Company or any of the Company Subsidiaries is a party to any source code escrow Contract or any other Contract (or a party to any Contract obligating the Company or any of the Company Subsidiaries to enter into a source code escrow Contract or other Contract) requiring the deposit of any source code or related source materials for any Company Software.

(h) The Company and the Company Subsidiaries have implemented industry standard tools to identify and mitigate against the likelihood that the Company Software contains any Contaminant or other Software routines or hardware components designed to permit unauthorized access to or disable, erase or otherwise harm Software, hardware or data. To the Knowledge of the Company, the Company Software is free from any material Contaminants.

Section 3.17 Privacy.

(a) The Company, each of the Company Subsidiaries and, to the Knowledge of the Company, any Person acting for or on the behalf of the Company or any of the Company Subsidiaries have at all times materially complied with (i) all applicable Privacy Laws, (ii) all privacy policies and notices of the Company or any of the Company Subsidiaries regarding Personal Information and (iii) all contractual obligations of the Company and any of the Company Subsidiaries concerning Personal Information.

(b) The Company and the Company Subsidiaries have (i) implemented and at all times maintained commercially reasonable technical and organizational safeguards, which safeguards are at least consistent with practices of similar businesses in the industry in which the Company and the Company Subsidiaries operate, to protect Personal Information and other confidential data in their possession or under their control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure, and (ii) required all third-party service providers, outsourcers, processors or other third parties who process, store or otherwise handle Personal Information for or on behalf of the Company or any of the Company Subsidiaries to agree in writing to comply with applicable Privacy Laws and to maintain the privacy and confidentiality of

Personal Information and to protect and secure Personal Information. To the Knowledge of the Company, any third party who has provided Personal Information to the Company or to any of the Company Subsidiaries has done so in material compliance with applicable Privacy Laws, including providing any notice and obtaining any consent required.

(c) To the Knowledge of the Company, neither the Company nor any of the Company Subsidiaries has since September 1, 2018 in each case, that would reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, (i) experienced any breaches, data security incidents, misuse of or unauthorized access to or disclosure of any Personal Information in the possession or control of the Company or any of the Company Subsidiaries or collected, used or processed by or on behalf of the Company or any of the Company Subsidiaries, (ii) provided or been required to provide any notices to any Person in connection with a unauthorized disclosure of Personal Information or (iii) been subject to or received notice of any audits, proceedings, charges, claims, inquiries or investigations by any Governmental Authority or any other Person regarding the collection, dissemination, storage or use of Personal Information or the violation of any applicable Privacy Laws, privacy policies or contractual commitments with respect to Personal Information. The Company and the Company Subsidiaries have conducted commercially reasonable privacy and data security testing or audits at reasonable and appropriate intervals and have resolved or remediated any material privacy or data security issues or vulnerabilities identified. None of the Company, any of the Company Subsidiaries or any third party acting at the direction or authorization of the Company or any of the Company Subsidiaries has paid (A) any perpetrator of any data breach incident or cyber-attack or (B) any third party with actual or alleged information about a data breach incident or cyber-attack, pursuant to a request for payment from or on behalf of such perpetrator or other third party.

(d) Except for the rights of individuals to opt-out of or otherwise change their preferences with respect to the sharing and use of their Personal Information pursuant to applicable Privacy Laws and/or the privacy policies of the Company or any of the Company Subsidiaries, neither the Company nor any of the Company Subsidiaries is, in any material respect, subject to any contractual requirements or other legal obligations that, following the Closing, would prohibit GHIV, Company or any of the Company Subsidiaries from receiving, accessing, storing or using Personal Information in the manner in which the Company and the Company Subsidiaries received, accessed, stored and used such Personal Information prior to the Closing. The execution, delivery and performance of this Agreement complies in all material respects with all applicable Privacy Laws and with the privacy policies and applicable contractual obligations of each of the Company and the Company Subsidiaries.

Section 3.18 Insurance. Schedule 3.18 of the Company Disclosure Schedule contains a list of all material policies or programs of self-insurance of property, fire and casualty, product liability, workers’ compensation and other forms of insurance held by, or for the benefit of, the Company or any Company Subsidiary as of the date of this Agreement. True, correct and complete copies or comprehensive summaries of such insurance policies have been made available to GHIV. There have not been any material claims pending against the insurance policies where the Company or any Company

Subsidiary is named as an insured party currently in effect. All premiums due and payable with respect to such policies have been fully paid. To the Knowledge of the Company, as of the date of this Agreement the Company has not received any threatened termination of any such insurance policies. All such insurance policies are in full force and effect and the Company has not received from any of its insurance carriers any written notice of cancellation or nonrenewal of any such insurance policies where the Company or any Company Subsidiary is named as an insured party. With respect to each such insurance policy to which the Company is a beneficiary, the policy is legal, valid, binding and enforceable against the Company or the applicable Company Subsidiary in accordance with its terms and, except for policies that have expired under their terms in the ordinary course.

Section 3.19 Absence of Changes. Except for actions and omissions taken as a result of COVID-19 and COVID-19 Measures, since the Balance Sheet Date through the date hereof, (a) the Company and the Company Subsidiaries have operated the Business in the Ordinary Course of Business in all material respects, (b) there has not been any Change relating to the Company and the Company Subsidiaries that has resulted in, or would reasonably be expected to result in, a Company Material Adverse Effect, (c) none of the Company nor any of the Company Subsidiaries has (i) sold, assigned, transferred, licensed, sublicensed, covenanted not to sue with respect to or otherwise disposed of any Owned IP (other than non-exclusive licenses to Owned IP granted in the Ordinary Course of Business) or (ii) abandoned, cancelled, failed to maintain or prosecute or permitted to lapse or expire any Registered IP, and (d) neither SFS Corp., the Company nor any Company Subsidiary has taken any action that, if taken subsequent to the execution of this Agreement and on or prior to the Closing Date, would require the consent of GHIV under Section 5.1 if such action had been taken after the date of this Agreement, other than, in each case, any action taken in connection with any document or agreement entered into pursuant to the terms of this Agreement (including the SFS Reorganization Documents).

Section 3.20 Interested Party Transactions. No director, manager, officer or Affiliate of the Company or any Company Subsidiary is a party to any Contract with the Company or any Company Subsidiary (other than (a) the payment of compensation and provision of benefits to, and the entering into of compensatory arrangements, benefit plans and similar transactions, agreements or Contracts with, or with respect to, officers, managers, employees and independent contractors of the Company or any Company Subsidiary, including equity compensation, (b) Contracts in connection with any such manager’s, officer’s or Affiliate’s direct or indirect ownership of equity interests in the Company or any Company Subsidiary (or any securities that are convertible into, or exercisable or exchangeable for, any such equity interests), including distributions by the Company upon its equity interests, or (c) as otherwise contemplated by this Agreement).

Section 3.21 Certain Business Practices; Sanctions.

(a) None of the Company, any Company Subsidiary or any of their respective directors, managers, officers or, to the Knowledge of the Company, employees, agents or any other Person acting for or on behalf of the Company or any Company Subsidiary has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to foreign or domestic Government Officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any payment in the nature of criminal bribery or (iv) otherwise violated any provision of any applicable Law relating to bribery, corruption, or money laundering.

(b) None of the Company, any Company Subsidiary or any of their respective directors, managers, officers or, to the Knowledge of the Company, employees, agents or any other Person acting for or on behalf of the Company or any Company Subsidiary (i) is a Person with whom transactions are prohibited or limited under any Laws relating to economic sanctions, including those administered by the U.S. government (including the Department of the Treasury’s Office of Foreign Assets Control, the Department of State, or the Department of Commerce), the United Nations Security Council, the European Union, or Her Majesty’s Treasury, or (ii) has violated any Law relating to economic sanctions within the last five (5) years.

Section 3.22 Mortgage Loans.

(a) The Credit Policies and Servicing Policies have been designed to comply in all material respects with the applicable Agency Guides, applicable Law and Applicable Requirements. The Company has endeavored to follow all such Credit Policies and Servicing Policies, and any failures to do so would not be material to SFS Corp., the Company and the Company Subsidiaries, taken as a whole. The Company has made true and correct copies of all of its Credit Policies and Servicing Policies and that of each Company Subsidiary, in each case which are material to SFS Corp., the Company and the Company Subsidiaries, taken as a whole, available to GHIV prior to the date hereof.

(b) Since September 1, 2018 there have been no Actions against the Company relating to (i) any failure to comply with the Applicable Requirements in connection with the underwriting, origination, Servicing or sale of any Mortgage Loan, or (ii) the rescission of any insurance or guaranty Contract of the Company, other than ordinary course Actions that would not be material to SFS Corp., the Company and the Company Subsidiaries, taken as a whole.

(c) Except as would not be material to SFS Corp., the Company and the Company Subsidiaries, taken as a whole, the Company is a member in good standing of the Mortgage Electronic Registration Systems, Incorporated system.

(d) Since September 1, 2019, (i) the aggregate outstanding principal amount of Mortgage Loans that the Company or any of the Company Subsidiaries has repurchased from any Persons pursuant to any Repurchase Obligation, together with all amounts otherwise paid to any other Persons due to a breach or claimed breach of any representation or warranty made by the Company in order to satisfy any Repurchase Obligations to any other Persons (all such amounts for the applicable period collectively, “Completed Repurchase Obligations”), is not material to the financial results of the Company and the Company Subsidiaries, taken as a whole, and (ii) the Company has not received notices that it is in breach of any representation or warranty made by Company or a Company Subsidiary in connection with the sale, transfer, assignment or conveyance of any Mortgage Loan, or received any requests, notices or demands for the repurchase, indemnification, exercise of a make-whole obligation or similar right with respect to any Mortgage Loan or associated Repurchase Obligation, with respect to Mortgage Loans which would be material to the financial results of the Company and the Company Subsidiaries, taken as a whole. Without in any way limiting the foregoing, the Completed Repurchase Obligations with respect to Mortgage Loans originated during the eighteen (18)-month period from January 1, 2019 through June 30, 2020 equals less than the percentage indicated on Schedule 3.22(d) to the Company Disclosure Schedule of the aggregate original principal amount of all Mortgage Loan originations during such eighteen (18)-month period. Except for obligations arising under the Company’s Warehouse Lines, Investor Agreements, Servicing Agreements or sales of Mortgage Servicing Rights, neither the Company nor any of the Company Subsidiaries is a party to any Contract pursuant to which the Company or a Company Subsidiary may have any Repurchase Obligations with respect to any Mortgage Loans.

(e) The Credit Policies of the Company and the Company Subsidiaries are designed to ensure that each Mortgage Loan approved is eligible for sale to, or insurance by, the applicable Investor or Insurer upon such sale or issuance of insurance, except for any Mortgage Loan as to which the ineligibility for such sale or issuance of insurance would not be the contractual or legal responsibility of the Company under Applicable Requirements. The Company has endeavored to follow all such Credit Policies, and any failures to do so would not be material to SFS Corp., the Company and the Company Subsidiaries, taken as a whole.

(f) The Company’s compensation policies and procedures with respect to compensation paid or other incentives made available by the Company to any third party (including, as applicable, a broker or correspondent lender) in connection with any Mortgage Loans are designed to comply with applicable Law and Applicable Requirements. Any deviations from such policies and procedures, individually or in the aggregate, have not and are not expected to have a Company Material Adverse Effect.

(g) All sales, assignments, conveyances, assignments, purchases, assumptions and related transfers of any Mortgage Loan or Servicing Rights by or to the Company, including any related transfers of Servicing or Servicing Rights, were effected in compliance with all Applicable Requirements at such time, except as would not result in a Company Material Adverse Effect. Except as would not be material to SFS Corp., the Company and the Company Subsidiaries, taken as a whole, the Company and the Company Subsidiaries timely obtained all necessary Regulating Agency consents or other required Governmental Approvals in connection with the sale of any Servicing Rights.

(h) Since September 1, 2018, all of the Company’s and Company Subsidiaries’ mortgage backed securities and forward contracts (“Hedging Instruments”) were entered into in accordance in all material respects with all Applicable Requirements.

(i) The Company and the Company Subsidiaries have designed policies and procedures with respect to the REO properties owned by the Company Subsidiaries and are managed and operated in accordance in all material respects with all applicable Law and Applicable Requirements. Any deviations from such policies and procedures, individually or in the aggregate, have not and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.23 Proxy Statement. The information supplied by UWM LLC, SFS Corp. and the Company for inclusion in the GHIV Proxy Statement will not, at (a) the time the definitive GHIV Proxy Statement is filed with the SEC, (b) the time the GHIV Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the GHIV Common Stockholders and (c) the time of the Special Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.24 No Brokers’ Fees. Except for Goldman, Sachs & Co. (whose fees shall be the sole responsibility of the Company), no broker, finder, investment banker or other Person acting on behalf of SFS Corp. or the Company is, or shall be, entitled to any brokerage fee, finders’ fee or other commission in connection with this Agreement or the Transactions based upon arrangements made by SFS Corp. or the Company or any of their respective Affiliates.

Section 3.25 UWM LLC Activities. Since the UWM LLC Formation, UWM LLC has not engaged in any business activities or conducted any operations, other than as contemplated by the SFS Reorganization or as otherwise contemplated by this Agreement.

Section 3.26 SFS Corp. Activities. Since its formation, SFS Corp. has not engaged in any business activities or conducted any operations, other than as set forth on Schedule 3.26 of the Company Disclosure Schedule or as contemplated by the SFS Reorganization.

Section 3.27 NO ADDITIONAL REPRESENTATIONS AND WARRANTIES.

(a) NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY OR OTHERWISE CONTAINED IN THE COMPANY DISCLOSURE SCHEDULE, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY SFS CORP. AND THE COMPANY IN THIS ARTICLE III, NONE OF UWM LLC, SFS CORP., THE COMPANY OR ANY COMPANY SUBSIDIARY OR AFFILIATE THEREOF NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO UWM LLC, SFS CORP., THE COMPANY AND THE COMPANY SUBSIDIARIES OR ANY OTHER PERSON OR ITS RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO GHIV OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY SFS CORP. AND THE COMPANY IN THIS ARTICLE III, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY THE COMPANY.

(b) WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NONE OF UWM LLC, SFS CORP., THE COMPANY, THE SHAREHOLDERS OF THE FOREGOING NOR THEIR RESPECTIVE AFFILIATES, NOR ANY REPRESENTATIVE OF THE FOREGOING, HAS MADE, AND NONE OF THEM SHALL BE DEEMED TO HAVE MADE, ANY REPRESENTATIONS OR WARRANTIES IN THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE COMPANY AND THE COMPANY SUBSIDIARIES THAT HAVE BEEN MADE AVAILABLE TO GHIV, INCLUDING DUE DILIGENCE MATERIALS, OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF SFS CORP., THE COMPANY AND THE COMPANY SUBSIDIARIES BY THE MANAGEMENT OF THE COMPANY AND THE COMPANY SUBSIDIARIES OR OTHERS IN CONNECTION WITH THE TRANSACTIONS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY GHIV IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS. IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING BUT NOT LIMITED TO, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY SFS CORP., THE COMPANY OR THE COMPANY SUBSIDIARIES AND THEIR REPRESENTATIVES, ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF SFS CORP., THE COMPANY OR ANY COMPANY SUBSIDIARY, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY GHIV IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS.

Section 3.28 No Outside Reliance. Notwithstanding anything contained in this Article III or any other provision hereof, SFS Corp., UWM LLC and the Company acknowledges and agrees that GHIV nor any of its direct or indirect equityholders, Affiliates, agents or Representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given in Article IV, including any implied representation or warranty as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of GHIV, and SFS Corp., UWM LLC and the Company specifically disclaim that it is relying upon or has relied upon any statement, representation or warranty (written or oral, express or implied) beyond those expressly given in Article IV that may have been made by any Person, and acknowledges and agrees that GHIV and its direct and indirect equityholders, Representatives and Affiliates, as applicable, have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person. SFS Corp. and the Company further acknowledge and agree that they have conducted their own independent review and analysis of GHIV and, based thereon, have formed an independent judgment concerning the business, operations, assets, condition and prospects of GHIV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

GHIV

Except as set forth on the GHIV Disclosure Schedules or in the SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SEC Reports, but excluding disclosures referred to in “Forward Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward looking statements), GHIV represents and warrants as follows as of the date of this Agreement and as of the Closing Date (provided that representations that by their terms speak specifically as of the date of this Agreement or another date, shall be deemed given as of such date):

Section 4.1 Organization and Authority. GHIV (a) is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and (b) has all requisite corporate power and authority to own, lease or operate its assets and to conduct its business as it is now being conducted, except where the failure to have such power and authority would not have a GHIV Material Adverse Effect. The copies of the Organizational Documents of GHIV previously made available to the Company and its Representatives are true, accurate and complete and are in effect as of the date of this Agreement. GHIV is duly licensed or qualified and in good standing in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not had a GHIV Material Adverse Effect.

Section 4.2 Authorization and Enforceability.

(a) GHIV has all requisite corporate power and authority to execute, deliver and perform this Agreement and, upon receipt of the GHIV Stockholder Approval, to consummate the Transactions. At the Closing, GHIV will have full corporate power and authority to enter into and perform its obligations under each other agreement, document or certificate to be executed by GHIV at the Closing and to consummate the Transactions. The execution, delivery and performance of this Agreement and each Ancillary Agreement in effect as of the date of this Agreement and the consummation of the Transactions have been duly and validly authorized and approved by the GHIV Board and, except for approval by the holders of a majority of the shares of GHIV Common Stock that are voted at the Special Meeting, no other proceeding on the part of GHIV is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by GHIV and assuming due authorization and execution by each other Party hereto, this Agreement constitutes a legal, valid and binding obligation of GHIV, enforceable against GHIV in accordance with its terms, subject to the Bankruptcy and Equity Exceptions. Each Ancillary Agreement to be executed by GHIV at the Closing will be, when executed and delivered by GHIV, duly and validly executed and delivered, and assuming due authorization and execution by each other Party and consummation of the Closing, will constitute a legal, valid and binding obligation of GHIV, enforceable against GHIV, in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

(b) Assuming a quorum is present at the Special Meeting, (i) approval of each of the (A) Business Combination Proposal, (B) Nasdaq Proposal and (C) Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by GHIV Common Stockholders at the Special Meeting entitled to vote at the Special Meeting and (ii) approval of the Amendment Proposal requires the affirmative vote of a majority of the outstanding shares of GHIV Common Stock entitled to vote at the Special Meeting (such approvals collectively, together with the approvals required for each other Transaction Proposal, the “GHIV Stockholder Approval”).

(c) At a meeting duly called and held on or prior to the date hereof, the GHIV Board unanimously: (i) determined that this Agreement and the Transactions are fair to and in the best interests of GHIV Common Stockholders; (ii) determined that the fair market value of the Company is equal to at least eighty percent (80)% of the amount held in the Trust Account (excluding any deferred underwriting commissions and Taxes payable on interest earned on the Trust Account) as of the date of this Agreement; (iii) approved the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is or will be a party and the consummation of the Transactions; (iv) approved the Transactions as a Business Combination; and (v) resolved to recommend to the GHIV Common Stockholders the approval of the Transactions and each of the Transaction Proposals.

Section 4.3 Noncontravention. The execution, delivery and performance of this Agreement by GHIV and, upon receipt of GHIV Stockholder Approval, the consummation of the Transactions do not and will not (a) conflict with or violate any provision of, or result in the breach of the GHIV Organizational Documents, (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to GHIV or any of their its properties or assets, (c) violate, conflict with, result in a breach of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in a right of termination, cancellation, modification, acceleration or amendment under, any of the terms, conditions or provisions of any of the terms, conditions or provisions of any Contract to which GHIV is a party or by which GHIV or any of its assets or properties may be bound or affected, or (d) result in the creation of any Lien upon any of the properties or assets of GHIV, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not have a GHIV Material Adverse Effect.

Section 4.4 Governmental Authorities; Consents. The execution and delivery of this Agreement by GHIV does not, and the performance of this Agreement by GHIV will not, require any material consent, approval or Permit of, or filing with or notification to, any Governmental Authority, except (a) for applicable requirements, if any, of the Exchange Act, Securities Laws and state takeover laws and (b) such consents, approvals, authorizations, permissions, filings or notifications which, if not made or obtained, would not have a GHIV Material Adverse Effect.

Section 4.5 Capitalization.

(a) The authorized capital stock of GHIV consists of (i) 200,000,000 shares of GHIV Class A Common Stock, (ii) 20,000,000 shares of GHIV Class F Common Stock and (iii) 1,000,000 shares of GHIV Preferred Stock. As of the date of this Agreement, there are (A) 42,500,000 shares of GHIV Class A Common Stock issued and outstanding, (B) 10,625,000 shares of GHIV Class F Common Stock issued and outstanding, (C) no shares of GHIV Preferred Stock issued and outstanding, (D) warrants to purchase 10,624,991 shares of GHIV Class A Common Stock at a price of $11.50 per share (the “Public Warrants”), and (E) warrants to purchase 5,250,000 shares of GHIV Class A Common Stock at a price of $11.50 per share (the “Private Placement Warrants”). Except pursuant to the Subscription Agreements, there are no other shares of common stock, preferred stock or other equity interests of GHIV authorized, reserved, issued (or planned to be issued) or outstanding.

(b) All of the outstanding shares of GHIV capital stock (including, but not limited to, any preferred stock, the Public Warrants and the Private Placement Warrants) have been duly authorized and are validly issued, fully paid and non-assessable and have been issued in accordance with all applicable Securities laws. The Voting Stock Consideration to be issued at Closing in accordance with this Agreement, when issued, will be duly authorized, validly issued, fully paid and non-assessable, free and clear of any preemptive rights and all Liens, other than Permitted Liens and Securities Liens, and in compliance with all applicable Securities Laws and other applicable Laws and without contravention of any other Person’s rights therein or with respect thereto. GHIV does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the stockholders of GHIV on any matter. No issued and outstanding shares of any of the capital stock of GHIV are held in treasury.

(c) Except for the Subscription Agreements and pursuant to the Private Placement Warrants and Public Warrants, there are no outstanding options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other Contracts or commitments that would require GHIV to issue, sell or otherwise cause to become outstanding any of its equity securities. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the equity securities of GHIV. There are no voting trusts or other agreements or understandings to which GHIV is a party with respect to the voting of the capital stock or other equity interests of GHIV.

(d) GHIV does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in any corporation, partnership, joint venture, business association or other Person.

Section 4.6 SEC Reports; Financial Statements.

(a) GHIV has timely filed or furnished, as applicable, all required registration statements, reports, schedules, forms, statements and other documents, including any exhibits thereto, required to be filed by it with the SEC since January 23, 2020 (collectively, as they have been amended since the time of their filing and including all exhibits or schedules thereto and any other information incorporated therein, the “SEC Reports”). GHIV has furnished to the Company true and correct copies of all amendments and modifications that have not been filed by GHIV with the SEC to all agreements, documents and other instruments that were previously filed by GHIV with the SEC and are currently in effect. Each of the SEC Reports at the time of its filing or being furnished complied, or if not yet filed or furnished, will comply or, if amended, complied as of the date of the most recent amendment, in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002 and any rules and regulations promulgated thereunder applicable to the SEC Reports in effect as of the respective dates thereof. None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SEC Reports. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports (the “GHIV Financial Statements”) complied or will comply, as the case may be, as to form in all material respects with the published rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof with respect thereto, were prepared or will be prepared, as the case may be, in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position, results of operations and cash flows of GHIV as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

(b) GHIV has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) that are designed to ensure that material information relating to GHIV is made known to GHIV’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To GHIV’s knowledge, such disclosure controls and procedures are effective in timely alerting GHIV’s principal executive officer and principal financial officer to material information required to be included in GHIV’s periodic reports required under the Exchange Act.

(c) GHIV has established and maintained a system of internal controls and, to GHIV’s knowledge, such internal controls are sufficient to provide reasonable assurance regarding the reliability of GHIV’s financial reporting and the preparation of the GHIV Financial Statements for external purposes in accordance with GAAP.

(d) To the knowledge of GHIV, each director and executive officer of GHIV has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.

Section 4.7 Actions. Except as would not have a GHIV Material Adverse Effect (a) there are no pending or, to the knowledge of GHIV, threatened, Actions against GHIV, and (b) GHIV is not subject to any continuing Governmental Order.

Section 4.8 Compliance with Laws; Permits. Except as would not have a GHIV Material Adverse Effect, GHIV is, and since January 1, 2020, has been, in compliance with all applicable Laws. GHIV is in possession of all Permits necessary for GHIV to own, lease and operate its properties or to carry on its business as it is now being conducted, except where failure to have such Permits would not be material to SFS Corp., the Company and the Company Subsidiaries, taken as a whole.

Section 4.9 Financial Ability; Trust Account. There is at least $425,000,000 (less, as of the Closing, the Redemption Amount payable to the holders of GHIV Class A Common Stock who have validly exercised their right to receive payment pursuant to the GHIV Stock Redemption, if any) invested in a trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, acting as trustee (the “Trustee”), pursuant to that certain Investment Management Trust Agreement, dated January 23, 2020, by and between GHIV and the Trustee (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released, except in accordance with the Trust Agreement and GHIV Organizational Documents. Amounts in the Trust Account are invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of one hundred and eighty-five (185) days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. GHIV has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred that, with due notice or lapse of time or both, would constitute such a default thereunder. There are no claims or proceedings pending with respect to the Trust Account. Since January 23, 2020, GHIV has not released any money from the Trust Account except as permitted pursuant to the Trust Agreement and the GHIV Organizational Documents. As of the Closing, the obligations of GHIV to dissolve or liquidate pursuant to the GHIV Organizational Documents shall terminate, and as of the Closing, GHIV shall have no obligation whatsoever pursuant to the GHIV Organizational Documents to dissolve and liquidate the assets of GHIV by reason of the consummation of the Transactions. The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms and has not been amended or modified. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate or that would entitle any Person (other than pursuant to a GHIV Stock Redemption, if any) to any portion of the proceeds in the Trust Account. There are no proceedings pending with or, to the knowledge of GHIV, threatened by any Governmental Authority with respect to the Trust Account.

Section 4.10 No Brokers’ Fees. Except for Moelis & Company LLC, Morgan Stanley & Co. LLC and Deutsche Bank Securities Inc. (whose fees shall be the sole responsibility of GHIV), no broker, finder, investment banker or other Person acting on behalf of GHIV or any of its Affiliates is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by GHIV or any of its Affiliates.

Section 4.11 Business Activities. Since its incorporation, GHIV has not conducted any business activities other than activities directed toward completing a Business Combination. Except as set forth in the GHIV Organizational Documents, there is no agreement, commitment or Governmental Order binding upon GHIV or to which GHIV is a party that has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of GHIV, other than such effects which have had a GHIV Material Adverse Effect.

Section 4.12 Material Contracts. The SEC Reports include true, correct and complete copies of each “material contract” (as such term is defined in Regulation S-K of the SEC) to which GHIV is party (the “GHIV Material Contracts”). Each GHIV Material Contract is in full force and effect and, to the knowledge of GHIV, is valid and binding upon and enforceable against each of the parties thereto, except insofar as enforceability may be limited by the Bankruptcy and Equity Exceptions. True, correct and complete copies of all GHIV Material Contracts have been made available to the Company.

Section 4.13 Employees. Other than as described in the SEC Reports, GHIV has never had any employees. Other than reimbursement of any out-of-pocket expenses incurred by GHIV’s officers and directors in connection with activities on GHIV’s behalf in an aggregate amount not in excess of the amount of cash held by GHIV outside of the Trust Account, GHIV has no unsatisfied material liability with respect to any employee. GHIV does not currently maintain or have any direct liability under any benefit plan, and neither the execution and delivery of this Agreement or the other Ancillary Agreements nor the consummation of the Transactions will (a) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of GHIV, or (b) result in the acceleration of the time of payment or vesting of any such benefits.

Section 4.14 Undisclosed Liabilities; Transaction Expenses.

(a) There is no liability, debt or obligation of any nature (whether accrued, absolute, contingent or otherwise) against GHIV, except for liabilities and obligations: (i) provided for, or otherwise reflected or reserved for, in the financial statements and notes contained or incorporated by reference in the SEC Reports (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to GHIV); or (ii) that have arisen since the date of GHIV’s balance sheet for the quarterly period ended June 30, 2020 in the ordinary course of the operation of business of GHIV (other than any such liabilities as are not and would not be, in the aggregate, material to GHIV).

(b) Schedule 4.14(b) of the GHIV Disclosure Schedule sets forth a good faith estimate of the Transactions Expenses of GHIV (i) as of the date of this Agreement and (ii) as of the Closing.

Section 4.15 Listing. The GHIV Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and listed on Nasdaq under the symbol “GHIV”. The Public Warrants are listed on Nasdaq under the symbol “GHIVW”. The GHIV Units are listed on Nasdaq under the symbol “GHIVU”. GHIV has not received any oral or written notice that the GHIV Class A Common Stock, the Public Warrants or the GHIV Units are ineligible or will become ineligible for listing on Nasdaq nor that the GHIV Class A Common Stock, Public Warrants or GHIV Units do not meet all requirements for the continuation of such listing. GHIV has not taken any action that is intended to terminate the registration of the GHIV Class A Common Stock, Public Warrants or GHIV Units under the Exchange Act. GHIV satisfies all of the requirements for the continued listing of the GHIV Class A Common Stock, Public Warrants and GHIV Units on Nasdaq. GHIV is in material compliance with all applicable Nasdaq listing and corporate governance rules.

Section 4.16 Investment Company. GHIV is not an “investment company” within the meaning of the Investment Company Act.

Section 4.17 Taxes.

(a) GHIV (i) has duly and timely filed (taking into account any extension of time within which to file) all income and other material Tax Returns required to be filed by it as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) has timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that it is otherwise obligated to pay (whether or not such Taxes have been reported on any Tax Returns), except with respect to Taxes that are being contested in good faith; (iii) with respect to all income and other material Tax Returns filed by or with respect to it, has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (iv) does not have any deficiency, audit, examination, investigation or other proceeding in respect of Taxes or Tax matters pending or threatened in writing, for a Tax period which the statute of limitations for assessments remains open; and (v) has made full and adequate provision in its books and records and Financial Statements for all Taxes which are not yet due and payable and made estimated Tax payments sufficient to avoid any underpayment penalties.

(b) GHIV is not a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar Contract or arrangement (including any Contract or arrangement providing for the sharing or ceding of credits or losses).

(c) GHIV has withheld and paid to the appropriate Tax authority all material amounts of Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable Law, rules and regulations relating to the payment and withholding of Taxes, including all material reporting and record keeping requirements related thereto.

(d) GHIV has not been a member of an Affiliated Group filing a consolidated, combined or unitary United States federal, state, local or foreign income Tax Return.

(e) GHIV does not have any material liability for the Taxes of any person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

(f) GHIV does not have any request for a ruling in respect of Taxes pending with any Tax authority.

(g) GHIV has not in any year for which the applicable statute of limitations remains open distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(h) GHIV has not been a party to, or a promoter of, a “listed transaction” within the meaning of Treasury Regulations Section 1.6011- 4(b).

(i) There are no material Tax Liens upon any assets of GHIV except for Permitted Liens.

(j) GHIV is, and has been at all times since its formation, a C corporation for U.S. federal income tax purposes.

(k) For purposes of this Section 4.17, any reference to GHIV shall be deemed to include any Person that merged with or was liquidated or converted into GHIV, as applicable.

Notwithstanding anything in this Agreement to the contrary, the representations in this Section 4.17 are the sole representations made by GHIV with respect to Taxes.

Section 4.18 Proxy Statement. The information supplied by GHIV for inclusion in the GHIV Proxy Statement will not, at (a) the time the definitive GHIV Proxy Statement is filed with the SEC, (b) the time the GHIV Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the GHIV Common Stockholders and (c) the time of the Special Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.19 No GHIV Material Adverse Effect. Since June 30, 2020, there has not been any Change relating to GHIV that has resulted in a GHIV Material Adverse Effect.

Section 4.20 NO ADDITIONAL REPRESENTATIONS AND WARRANTIES.

(a) NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY GHIV IN THIS ARTICLE IV, NEITHER GHIV NOR ANY AFFILIATE THEREOF MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO GHIV OR ITS BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO SFS CORP., THE COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY GHIV IN THIS ARTICLE IV, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY GHIV.

(b) WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NEITHER GHIV NOR ITS AFFILIATES, NOR ANY REPRESENTATIVE OF THE FOREGOING, HAS MADE, AND NONE OF THEM SHALL BE DEEMED TO HAVE MADE, ANY REPRESENTATIONS OR WARRANTIES IN THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF GHIV THAT HAVE BEEN MADE AVAILABLE TO SFS CORP. OR THE COMPANY, INCLUDING DUE DILIGENCE MATERIALS, OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF GHIV BY THE MANAGEMENT OF GHIV OR OTHERS IN CONNECTION WITH THE TRANSACTIONS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY SFS CORP. OR THE COMPANY IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS. IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY GHIV AND ITS REPRESENTATIVES, ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF GHIV, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY SFS CORP. OR THE COMPANY IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS.

Section 4.21 No Outside Reliance. Notwithstanding anything contained in this Article IV or any other provision hereof, GHIV acknowledges and agrees that none of UWM LLC, SFS Corp., the Company or any of their respective direct or indirect equityholders, Affiliates, agents or Representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given in Article III or the Ancillary Agreements, including any implied representation or warranty as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of SFS Corp., the Company or the Company Subsidiaries, and GHIV specifically disclaims that it is relying upon or has relied upon any statement, representation or warranty (written or oral, express or implied) beyond those expressly given in Article III or the Ancillary Agreements that may have been made by any Person, and acknowledges and agrees that UWM LLC, SFS Corp., the Company and their respective direct and indirect equityholders, Representatives and Affiliates, as applicable, have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person. GHIV further acknowledges and agrees that it has conducted its own independent review and analysis of SFS Corp., the Company and the Company Subsidiaries and, based thereon, has formed an independent judgment concerning the business, operations, assets, condition and prospects of SFS Corp., the Company and the Company Subsidiaries.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business by SFS Corp. and the Company. SFS Corp., UWM LLC and the Company each agree that, during the period commencing on the date of this Agreement and ending as of the earlier of the Closing and the termination of this Agreement in accordance with Article VIII, each of SFS Corp., the Company and the Company Subsidiaries shall, except as otherwise required or permitted by this Agreement (including by the SFS Reorganization or any Ancillary Agreement), consented to in advance in writing by GHIV, which consent shall not be unreasonably withheld, conditioned or delayed, required by or in response to any Law, Governmental Order or other directive by a Governmental Authority (including any COVID-19 Measures), or set forth on Schedule 5.1 of the Company Disclosure Schedule:

(a) use commercially reasonable efforts to conduct its business in the Ordinary Course of Business in all material respects; provided, that, in the case of actions that are taken (or omitted to be taken) reasonably in response to an emergency or urgent condition or conditions arising from COVID-19 or legal requirements related to COVID-19, the Company and the Company Subsidiaries shall not be deemed to be acting Outside of the Ordinary Course of Business, so long as such actions or omissions are reasonably designed to protect the health or welfare of the Company’s employees, directors, officers or agents or to meet legal requirements;

(b) not, directly or indirectly, effect any of the following:

(i) make any change in or amendment to its Organizational Documents, or authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding up of the Company or any Company Subsidiary (other than as contemplated in connection with the SFS Reorganization);

(ii) other than (A) in the Ordinary Course of Business in connection with any Funding Indebtedness, or (B) in connection with the SFS Reorganization, form or establish a Subsidiary;

(iii) (A) make, declare or pay any dividend or distribution to any equityholder (other than tax distributions to its members in accordance with its Organizational Documents and the distributions contemplated by Section 5.19), (B) effect any recapitalization, reclassification, split or other change in its capitalization or (C) authorize for issuance, issue, sell, transfer, pledge, encumber, dispose of or deliver any additional shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock or voting interests, or issue, sell, transfer, pledge, encumber or grant any right, option or other commitment for the issuance of shares of its capital stock, or split, combine or reclassify any shares of its capital stock;

(iv) amend, modify or consent to the termination of any Material Contract, except in the Ordinary Course of Business;

(v) make, change or rescind any Tax election or, except as may be required by applicable Law or GAAP, make any material change in its financial or Tax accounting methods, principles or practices (or change an annual accounting period);

(vi) grant any right, license, sublicense or covenant not to sue with respect to, or sell, assign, transfer or otherwise dispose of, any Owned IP, other than to grant non-exclusive licenses to any Owned IP in the Ordinary Course of Business;

(vii) abandon, cancel, fail to maintain or prosecute, or permit to lapse or expire any Registered IP;

(viii) (A) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof or Person, or (B) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization (other than the Transactions, including the SFS Reorganization);

(ix) engage in any material new line of business;

(x) (A) materially increase the aggregate cost of compensation and benefits provided to employees, directors or independent contractors of the Company or the Company Subsidiaries; (B) adopt, enter into, or amend any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters); or (C) terminate (other than for cause) any director or executive officer of the Company, or give notice of any such action; or (D) grant any equity or equity-based compensation awards;

(xi) incur any Indebtedness or issue any warrants or other rights to acquire any Indebtedness, except (A) borrowings in the Ordinary Course of Business solely to fund the ongoing Business operations of the Company and the Company Subsidiaries (1) under the Existing Credit Facilities and (2) under any similar facility or similar facilities amending, increasing or replacing the Existing Credit Facilities (any such facility, a “Replacement Facility”); provided that no such Replacement Facility may be secured by any assets other than those that secured such Existing Credit Facilities, (B) intercompany Indebtedness in the Ordinary Course of Business among the Company and the Company Subsidiaries, (C)(1) to the extent not drawn upon and payments are not triggered thereby, letters of credit, bank guarantees, security or performance bonds or similar credit support instruments and (2) overdraft facilities or cash management programs, in each case issued, made and entered into in the Ordinary Course of Business, (D) hedging arrangements entered into in the Ordinary Course of Business, in each case, in compliance with the hedging strategy of the Company in effect on the date of this Agreement and not for speculative purposes (this subclause (D), “Permitted Hedging Arrangements”), (E) borrowings in the Ordinary Course of Business in connection with any funding arrangement with a lender, lenders or an indenture trustee, acting on behalf of noteholders, for the sole purpose of funding Servicing Advances (and related fees and expenses) that are secured solely by the right to be reimbursed for Servicing Advances made by the Company or any of the Company Subsidiaries under a Servicing Agreement under which financing advances are made to the Company or such Company Subsidiary based on such advance reimbursement rights and which, in each case, provides recourse solely to the Servicing Advances to which such advance reimbursement rights relate and not to the Company or such Company Subsidiary generally (other than with respect to customary “bad boy” remedies for breaches of representations and warranties and indemnities) (“Servicing Advance Funding Facilities”) or (F) unsecured senior notes issued by the Company or a Company Subsidiary in an aggregate principal amount for all such notes not to exceed $1,500,000,000;

(xii) incur any Liens other than Permitted Liens; or

(xiii) enter into any binding agreement or otherwise making a binding commitment to take any of the foregoing actions.

GHIV acknowledges and agrees that: (x) nothing contained in this Agreement, including the restrictions set forth in this Section 5.1, shall give GHIV, directly or indirectly, the right to control or direct the operations of SFS Corp., the Company or any Company Subsidiary prior to the Closing, and (y) prior to the Closing, SFS Corp., the Company and the Company Subsidiaries shall exercise, subject to the terms and conditions of this Agreement, including this Section 5.1, complete control and supervision over its operations.

Section 5.2 Conduct of Business by GHIV. GHIV agrees that, during the period commencing on the date of this Agreement and ending as of the earlier of the Closing and the termination of this Agreement in accordance with Article VIII, GHIV shall not, directly or indirectly, (a) take any action that would reasonably be likely to prevent or materially delay the consummation of the Transactions, or (b) take any of the following actions without the prior written consent of SFS Corp. and UWM LLC, which consent shall not be unreasonably withheld, conditioned or delayed: (i) incur any Indebtedness; or (ii) any action that would violate Section 5.1(b) if such actions were taken by the Company or any Company Subsidiary. Notwithstanding the foregoing, GHIV may issue shares of GHIV Class A Common Stock pursuant to the Subscription Agreements without the consent of the Company in accordance with the terms thereof. Neither GHIV nor any of its Affiliates or Representatives shall enter into any Contract with respect to any equity interest or other securities of GHIV or any of its Affiliates (including SFS Corp., UWM LLC, the Company or any Company Subsidiary) without the Company’s prior written consent, which may be granted or withheld in the Company’s sole discretion. Without limiting the generality of the foregoing, GHIV shall not make nor agree to any amendments, changes, modifications or waivers to any of the Subscription Agreements without the prior written consent of the Company, which consent may be granted or withheld in the Company’s sole discretion.

Section 5.3 Financial Statements and Related Information. As promptly as practicable following the date of this Agreement (but in any event no later than September 30, 2020), SFS Corp. shall provide to GHIV (a) the audited consolidated balance sheet of SFS Corp. as of December 31, 2017, December 31, 2018 and December 31, 2019, and the related audited consolidated statements of income and comprehensive loss, cash flows and stockholders’ equity of SFS Corp. for such years prepared in accordance with (i) GAAP applied on a consistent basis throughout the covered periods and (ii) Regulation S-X, each audited in accordance with the auditing standards of the PCAOB (collectively, the “PCAOB Audited Financials”) and (b) the unaudited consolidated balance sheet of SFS Corp., and the related unaudited consolidated statements of income and comprehensive loss, cash flows and stockholders’ equity, prepared in accordance with (i) GAAP applied on a consistent basis throughout the covered periods and (ii) Regulation S-X that have been reviewed by SFS Corp.’s independent auditor in accordance with PCAOB Auditing Standard 4105, for each fiscal quarter of SFS Corp. between January 1, 2020 and June 30, 2020 (and the comparable period in the prior year).

Section 5.4 Proxy Solicitation; Proxy Statement; Other Actions.

(a) As promptly as practicable following the date of this Agreement, GHIV, SFS Corp. and the Company shall prepare, and GHIV shall file with the SEC, the proxy statement (as amended or supplemented from time to time, the “GHIV Proxy Statement”) to be sent to the GHIV Common Stockholders soliciting proxies from such GHIV Common Stockholders to obtain the GHIV Stockholder Approval at the Special Meeting, which shall comply as to form, in all material respects, with all applicable Federal Securities Laws. Each of SFS Corp. and the Company shall cause its officers and employees to be reasonably available to GHIV and its counsel in connection with the drafting of the GHIV Proxy Statement and responding in a timely manner to comments on the GHIV Proxy Statement from the SEC. Each of SFS Corp. and the Company agrees to promptly provide GHIV with all information concerning the Business and the management, operations and financial condition of UWM LLC, SFS Corp. and the Company, in each case, reasonably requested by GHIV for inclusion in the GHIV Proxy Statement. Without limiting the generality of the foregoing, SFS Corp. and the Company shall reasonably cooperate with GHIV in connection with GHIV’s preparation for inclusion in the GHIV Proxy Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required by Federal Securities Laws. GHIV, SFS Corp. and the Company each shall use their commercially reasonable efforts to cause the GHIV Proxy Statement to become cleared of all comments from the SEC as promptly as practicable. As promptly as practicable after the GHIV Proxy Statement is cleared of all comments from the SEC, GHIV shall use its commercially reasonable efforts to cause the GHIV Proxy Statement to be mailed to the GHIV Common Stockholders. SFS Corp., the Company and their legal counsel shall be given reasonable opportunity to review and comment on the GHIV Proxy Statement prior to the filing thereof with the SEC and GHIV shall give reasonable consideration to any such comments. GHIV shall promptly notify SFS Corp., the Company and their legal counsel upon the receipt of any comments received by GHIV or its legal counsel from the SEC or its staff with respect to the GHIV Proxy Statement, or any request from the SEC for amendments or supplements to the GHIV Proxy Statement, and shall promptly provide SFS Corp., the Company and their legal counsel with copies of all written correspondence between GHIV and its Representatives, on the one hand, and the SEC, on the other hand, or, if not in writing, a description of such communication. GHIV shall give SFS Corp., the Company and their legal counsel a reasonable opportunity to participate in preparing GHIV’s proposed response to comments received from the SEC or its staff and to promptly provide comments on any proposed response thereto, and GHIV shall give reasonable consideration to any such comments.

(b) Each of GHIV and the Company will advise the other, promptly after it receives notice thereof, of the time when the GHIV Proxy Statement has cleared of all comments from the SEC or any supplement or amendment has been filed, of the issuance of any stop order, or of the suspension of the qualification of the GHIV Common Stock to be issued or issuable pursuant to this Agreement for offering or sale in any jurisdiction.

(c) Subject to Section 5.4(d), GHIV, acting through the GHIV Board, shall include in the GHIV Proxy Statement the recommendation of the GHIV Board that the GHIV Common Stockholders vote in favor of each of the Transaction Proposals, as provided in Section 5.5 (such recommendation as to each Transaction Proposal, a “GHIV Board Recommendation”) and shall, consistent with the terms of this Agreement, otherwise use its commercially reasonable efforts to solicit proxies from its stockholders in favor of each of the Transaction Proposals. None of the GHIV Board or any committee thereof shall withdraw or modify, or propose publicly or by formal action of the GHIV Board to withdraw or modify, in a manner adverse to UWM LLC, SFS Corp. or the Company, any GHIV Board Recommendation.

(d) Notwithstanding anything in this Section 5.4 to the contrary, if, at any time prior to obtaining the GHIV Stockholder Approval, the GHIV Board determines, in good faith, after consultation with its outside legal counsel and financial advisors, that a GHIV Intervening Event has occurred and that, as a result thereof, a failure to withdraw or modify a GHIV Board Recommendation would constitute a breach by the GHIV Board of its fiduciary obligations under applicable Law, then the GHIV Board may withdraw or modify such GHIV Board Recommendation; provided that GHIV shall not withdraw or modify such GHIV Board Recommendation unless (i) GHIV first delivers to SFS Corp. and the

Company a written notice advising SFS Corp. and the Company that the GHIV Board proposes to take such action and containing the material facts underlying the GHIV Board’s determination that a GHIV Intervening Event has occurred and that a failure to withdraw or modify a GHIV Board Recommendation would constitute a breach by the GHIV Board of its fiduciary obligations under applicable Law (a “GHIV Intervening Event Notice”), and (ii) at or after 5:00 p.m. Eastern Time, on the fourth (4th) Business Day immediately following the day on which GHIV delivered the GHIV Intervening Event Notice (such period from the time the GHIV Intervening Event Notice is provided until 5:00 p.m. Eastern Time on the fourth (4th) Business Day immediately following the day on which GHIV delivered the GHIV Intervening Event Notice (it being understood that any material development with respect to a GHIV Intervening Event shall require a new notice, but with an additional three (3) Business Day (instead of four (4) Business Day) period from the date of such notice), the “GHIV Intervening Event Notice Period”), the GHIV Board reaffirms in good faith (after consultation with its outside legal counsel and financial advisors) that a failure to withdraw or modify such GHIV Board Recommendation would constitute a breach by the GHIV Board of its fiduciary obligations under applicable Law. If requested by SFS Corp. or the Company, GHIV shall, and shall use its reasonable best efforts to cause its Representatives to, during the GHIV Intervening Event Notice Period, engage in good faith negotiations with SFS Corp., the Company and their respective Representatives to make such adjustments in the terms and conditions of this Agreement so as to obviate the need for any withdrawal or modification of such GHIV Board Recommendation.

(e) If, at any time prior to the Special Meeting, any event or circumstance should be discovered by GHIV which is required to be set forth in an amendment or a supplement to the GHIV Proxy Statement by the applicable requirements of the Federal Securities Laws, GHIV shall promptly inform SFS Corp. and the Company. All documents that GHIV is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material aspects with the applicable requirements of the Federal Securities Laws.

(f) If, at any time prior to the Closing, any event or circumstance should be discovered by SFS Corp. or the Company which is required to be set forth in an amendment or a supplement to the GHIV Proxy Statement by the applicable requirements of the Federal Securities Laws, SFS Corp. and the Company (as applicable) shall promptly inform GHIV.

Section 5.5 GHIV Special Meeting. GHIV shall, as promptly as practicable after the date on which the GHIV Proxy Statement is cleared of all comments from the SEC, (a) establish the GHIV Record Date for, (b) give notice of and (c) convene and hold a special meeting of its stockholders (the “Special Meeting”) in accordance with the GHIV Organizational Documents and applicable Law, for the purposes of obtaining (i) approval of this Agreement, the Business Combination and the other Transactions (the “Business Combination Proposal”), (ii) approval of the issuance of shares of GHIV Class A Common Stock pursuant to the Subscription Agreements and shares of GHIV Class D Common Stock pursuant to Article II, if required under Nasdaq rules and regulations (the “Nasdaq Proposal”), (iii) adoption of the GHIV Second A&R Certificate of Incorporation (the “Amendment

Proposal”), (iv) approval of the adoption of the New Stock Incentive Plan (the “Incentive Plan Proposal”), (v) approval of any other proposals as reasonably agreed by GHIV and the Company to be necessary or appropriate in connection with the Transactions, and (vi) adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in clauses (i) through (vi), collectively, the “Transaction Proposals”). Notwithstanding anything to the contrary contained in this Agreement, GHIV shall be entitled to postpone or adjourn the Special Meeting (A) to ensure that any supplement or amendment to the GHIV Proxy Statement that the GHIV Board has determined in good faith is required by applicable Law be disclosed to GHIV Common Stockholders and for such supplement or amendment to be promptly disseminated to GHIV Common Stockholders prior to the Special Meeting, (B) if, as of the time for which the Special Meeting is originally scheduled (as set forth in the GHIV Proxy Statement), there are insufficient GHIV Common Stockholders to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting, or (C) one or more times by no more than ten (10) Business Days in order to solicit additional proxies from GHIV Common Stockholders in favor of the adoption of the Transaction Proposals; provided, that in the event of a postponement or adjournment pursuant to clauses (A) or (B) above, the Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

Section 5.6 Access to Information. From time to time during the period commencing on the date of this Agreement and ending as of the earlier of the Closing and the termination of this Agreement in accordance with Article VIII, each of GHIV and the Company (each in such capacity, a “Disclosing Party”) shall (i) afford to the other Parties and their respective Representatives reasonable access, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of such Disclosing Party, to the officers, employees, agents, properties, offices and other facilities of the Disclosing Party and to the books and records thereof, and (ii) furnish promptly to the other Parties such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Disclosing Party as such other Party or its Representatives may reasonably request, in each case (A) subject to restrictions under applicable Law and any confidentiality obligations or similar restrictions that may be applicable to information furnished by third parties that may be in the possession of such Disclosing Party, and (B) except for any information that, in the good faith reasonable believe of the Disclosing Party, would result in the loss of attorney-client privilege or other privilege from disclosure. All information obtained by a Party pursuant to this Section 5.6 shall remain subject to the Nondisclosure Agreement prior to the Closing. No investigation pursuant to this Section 5.6 shall affect any representation or warranty in this Agreement of any Party or any condition to the obligations of any Party. Notwithstanding anything in this agreement to the contrary, each Party (and its Representatives) may consult any tax advisor regarding the tax treatment and tax structure of the Transactions and may disclose to any Person, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure.

Section 5.7 Commercially Reasonable Efforts; Required Regulatory Action.

(a) Each of the Parties shall cooperate, and use its respective commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Transactions reasonably promptly after the date hereof, including providing any notices to any Person required in connection with the consummation of the Transactions, and obtaining any licenses, consents, waivers, approvals, authorizations, qualifications and Governmental Orders necessary to consummate the Transactions, including, for the avoidance of doubt, providing notice to, and/or obtaining the consent or prior approval of, the Governmental Authorities set forth on Schedule 3.5 of the Company Disclosure Schedule (each, a “Required Regulatory Action”), and to fulfill the conditions set forth in Article VI to the Parties’ obligations to consummate the Transactions; provided, that in no event shall any Party be required to pay any material fee, penalty or other consideration to obtain any license, Permit, consent, approval, authorization, qualification or waiver required under any Contract for the consummation of the Transactions (other than fees or expenses payable to the SEC in connection with the Transactions, including the GHIV Proxy Statement).

(b) With respect to any Required Regulatory Action, without limiting the generality of the foregoing, each Party shall use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any Action, including any Action initiated by a Governmental Authority, and not withdraw a filing, or extend or consent to any extension of any applicable waiting period or enter into any agreement with a Governmental Authority to not consummate the Transactions, except with the prior written consent of the other Party; (ii) keep the other Parties promptly informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received from any other Person, in each case regarding any of the Transactions or a Required Regulatory Action; (iii) permit a Representative of the other Parties and their respective outside counsel to review any substantive communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority and to the extent permitted by such Governmental Authority, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, keep such Party promptly and reasonably apprised with respect thereto; and (v) permit the other Party to review in advance any proposed substantive written communications of any nature with a Governmental Authority in respect of any Required Regulatory Action, and consider any comments provided by the other Party in good faith, and provide the other Party with final copies thereof.

(c) The Parties shall supply as promptly as reasonably practicable any additional information and documentary material that may be requested by a Governmental Authority pursuant to the foregoing (including a Required Regulatory Action) and to take all other actions necessary, proper or advisable to obtain any Required Regulatory Action as soon as practicable. No Party shall take any action that would reasonably be expected to adversely affect or materially delay obtaining any Required Regulatory Action. All filing fees and applicable Taxes in respect of any such filings made with a Governmental Authority in order to satisfy a Required Regulatory Action shall be paid by SFS Corp., UWM LLC, the Company or any of the Company Subsidiaries, as applicable.

Section 5.8 Publicity.

(a) On the date of this Agreement, the Company and GHIV shall jointly issue a mutually agreeable press release announcing the execution of this Agreement, and GHIV shall prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement.

(b) At least three (3) days prior to Closing, GHIV shall prepare, in consultation with the Company, a draft Current Report on Form 8-K in connection with and announcing the Closing, together with, or incorporating by reference, such information that is required to be disclosed with respect to the Transactions pursuant to Form 8-K (the “Closing Form 8-K”). Prior to the Closing, the Company and GHIV shall prepare a mutually agreeable press release announcing the consummation of the Transactions (“Closing Press Release”). Concurrently with the Closing, GHIV shall distribute the Closing Press Release, and as soon as practicable thereafter but in any event within four (4) Business Days after Closing, file the Closing Form 8-K with the SEC.

(c) Without limitation to clauses (a) and (b) of this Section 5.8, none of the Parties shall and, each Party shall cause its Representatives not to, make or issue any public announcement or press release to the general public with respect to this Agreement or the Transactions without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that no such consent or prior notice shall be required in connection with any public announcement or press release the content of which is consistent with that of any prior or contemporaneous public announcement or press release by any Party in compliance with this Section 5.8. Notwithstanding anything else contained herein, nothing in this Section 5.8 shall limit any Party from: (a) making any announcements, statements or acknowledgments that such Party is required by applicable Law or the requirements of any national securities exchange to make, issue or release; provided, that, to the extent practicable, the Party making such announcement, statement or acknowledgment shall provide such announcement, statement or acknowledgment to the other Parties prior to release and consider in good faith any comments from such other Parties; (b) making internal announcements regarding this Agreement and the Transactions to its respective directors, officers, managers and employees without the consent of any other Party or making public statements regarding this Agreement and the Transactions containing information or events already publicly known other than as a result of a breach of this Section 5.8, or (c) communicating with third parties to the extent necessary for the purpose of seeking any third-party consent required in connection with the Transactions.

Section 5.9 Non-Solicitation.

(a) During the period commencing on the date of this Agreement and ending as of the earlier of (i) termination of this Agreement in accordance with Article VIII, and (ii) the Closing, other than in connection with the Transactions, GHIV agrees that it shall not, and shall not authorize or (to the extent within its control) permit any of its directors, officers, employees, agents or Representatives acting on its behalf (including investment bankers, attorneys and accountants), to, directly or indirectly, (A) initiate, solicit, or knowingly facilitate the making of any offers or proposals related to, an Alternate Business Combination, (B) enter into, engage in or continue any discussions or negotiations with respect to an Alternate Business Combination with, or provide any non-public information, data or access to employees to, any Person that has made, or informs it that such Person is considering making, a proposal with respect to an Alternate Business Combination, (C) approve, endorse or recommend any Alternate Business Combination, or (D) enter into any agreement, letter of intent, memorandum of understanding, term sheet or other Contract relating to an Alternate Business Combination. GHIV shall promptly (and in no event later than twenty four (24) hours after becoming aware of such proposal, offer or request for information) notify the Company of any proposals, offers or requests for information made with respect to an Alternate Business Combination following GHIV’s awareness thereof and provide the Company a copy of such proposal, offer or request for information, if in writing. GHIV and its officers and directors shall, and shall instruct and cause its Representatives acting on its behalf to, immediately cease and terminate all discussions and negotiations with any Person that may be ongoing with respect to a possible Alternate Business Combination, other than with respect to the Transactions.

(b) During the period commencing on the date of this Agreement and ending as of the earlier of (i) termination of this Agreement in accordance with Article VIII, and (ii) the Closing, other than in connection with the Transactions (including the SFS Reorganization) or as set forth on Schedule 5.9(b), each of UWM LLC, SFS Corp. and the Company agrees that it shall not, and shall cause the Company Subsidiaries not to, and shall not authorize or (to the extent within its control) permit any of their respective Representatives acting on their behalf (including investment bankers, attorneys and accountants) or on any Company Subsidiary’s behalf to, directly or indirectly, (A) initiate, solicit, or knowingly facilitate the making of any offers or proposals related to, an Acquisition Proposal, (B) enter into, engage in or continue any discussions or negotiations with respect to an Acquisition Proposal with, or provide any non-public information, data or access to employees to, any Person that has made, or informs it that such Person is considering making, an Acquisition Proposal, (C) approve, endorse or recommend any Acquisition Proposal, or (D) enter into any agreement, letter of intent, memorandum of understanding, term sheet or other Contract relating to an Acquisition Proposal. Each of UWM LLC, SFS Corp. and the Company shall promptly (and in no event later than twenty four (24) hours after becoming aware of such proposal, offer or request for information) notify GHIV of any proposals, offers or requests for information made with respect to an Acquisition Proposal following its awareness thereof and provide GHIV a copy of such proposal, offer or request for information, if in writing. Each of UWM LLC, SFS Corp. and the Company and their respective officers and directors shall, and shall instruct and cause their

Representatives acting on their behalf to, immediately cease and terminate all discussions and negotiations with any Person that may be ongoing with respect to a possible Acquisition Proposal, other than with respect to the Transactions. Each of UWM LLC, SFS Corp. and the Company also agrees that within one Business Day of the execution of this Agreement, it shall request each Person (other than the Parties and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with such Person’s consideration of a Business Combination involving the Company to return or destroy all confidential information furnished to such Person by or on behalf of it or any of the Company Subsidiaries prior to the date hereof and terminate access to any physical or electronic data room maintained by it or on behalf of the Company or any of the Company Subsidiaries.

Section 5.10 Directors’ and Officers’ Indemnification.

(a) From and after the Closing, GHIV shall, and shall cause UWM LLC, the Company and the Company Subsidiaries immediately following the Closing to, ensure that all rights to indemnification existing as of the date of this Agreement in favor of any director or officer who, at or prior to the Closing, was or is a director or officer of SFS Corp., the Company or any Company Subsidiary (collectively, with such individual’s heirs, executors or administrators, the “Indemnified Persons”) (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the Business) to the extent required by Law or as provided in the respective Organizational Documents of SFS Corp., the Company or any Company Subsidiary or the indemnification agreements set forth on Schedule 5.10 of the Company Disclosure Schedule (such indemnification agreements, the “D&O Indemnification Agreements”), shall survive and continue in full force and effect for a period of not less than six (6) years from the Closing Date and the D&O Indemnification Agreements and the provisions with respect to indemnification and limitations on liability set forth in such Organizational Documents shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights of the Indemnified Persons thereunder; provided, that in the event any claim or claims are asserted or made within such six (6) year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims.

(b) From and after the Closing, GHIV shall, and shall cause UWM LLC, the Company and the Company Subsidiaries to, jointly and severally indemnify, defend and hold harmless, as set forth as of the date hereof in the Organizational Documents of SFS Corp., the Company and each Company Subsidiary and to the fullest extent permitted under applicable Law, all Indemnified Persons with respect to all acts and omissions arising out of such individuals’ services as officers, directors, employees or agents of SFS Corp., the Company and the Company Subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees of SFS Corp., the Company and the Company Subsidiaries, occurring prior to the Closing, including the execution of this Agreement and the Transactions (whether such claims are asserted prior to, on or after the Closing). Without limitation of the foregoing, in the event any such Indemnified Person is or becomes involved, in any capacity, in any Action, proceeding or investigation in connection with any matter, including the Transactions, occurring prior to, on or after the Closing, GHIV, UWM LLC, the Company and the Company Subsidiaries, jointly and severally, from and after the Closing, shall pay, as incurred, such Indemnified Person’s legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. GHIV, UWM LLC, the Company and the Company Subsidiaries shall pay, within thirty (30) days after any request for advancement, all expenses, including attorneys’ fees, which may be incurred by any Indemnified Person in enforcing this Section 5.10 or any Action involving an Indemnified Person resulting from the Transactions subject to an undertaking by such Indemnified Person to return such advancement if such Indemnified Person is ultimately determined to not be entitled to indemnification hereunder.

(c) In the event any of GHIV or, after the Closing, UWM LLC, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person, or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of GHIV or UWM LLC, as the case may be, honor the indemnification and other obligations set forth in this Section 5.10.

(d) The obligations of GHIV, UWM LLC, the Company and the Company Subsidiaries under this Section 5.10 shall survive the Closing and shall not be terminated or modified in such a manner as to affect adversely any Indemnified Person to whom this Section 5.10 applies without the written consent of such affected Indemnified Person (it being expressly agreed that the Indemnified Persons to whom this Section 5.10 applies shall be third-party beneficiaries of this Section 5.10, each of whom may enforce the provisions of this Section 5.10).

(e) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any applicable Law, Contract or otherwise, including pursuant to any policy that is or has been in existence with respect to SFS Corp., the Company and the Company Subsidiaries or any of their directors or officers, it being understood and agreed that the indemnification provided for in this Section 5.10 is not prior to or in substitution for any such claims.

Section 5.11 Trust Account.

(a) During the period commencing on the date of this Agreement and ending as of the earlier of the Closing and the termination of this Agreement in accordance with Article VIII, GHIV shall not amend the Trust Agreement, make any other agreement related to the Trust Account, or make any distribution of amounts held in the Trust Account except in accordance with the Trust Agreement and the GHIV Organizational Documents. Upon satisfaction or waiver of the conditions set forth in Article VI and provision of notice thereof to the Trustee (which notice GHIV shall provide to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, GHIV shall (i) cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) use reasonable commercial efforts to cause the Trustee to (A) pay as and when due all amounts payable to GHIV Common Stockholders who shall have previously validly elected to redeem their shares of GHIV Class A Common Stock pursuant to the GHIV Organizational Documents, and (B) immediately thereafter, pay all remaining amounts then available in the Trust Account in accordance with this Agreement and the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

(b) For and in consideration of GHIV entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, SFS Corp., the Company and UWM LLC agree that, notwithstanding any other provision contained in this Agreement, SFS Corp., the Company, UWM LLC and the Company Subsidiaries do not now have, and shall not at any time prior to the Closing have, any claim to, or make any claim against, the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between, SFS Corp., the Company, UWM LLC or the Company Subsidiaries, on the one hand, and GHIV, on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability. Notwithstanding any other provision contained in this Agreement, each of SFS Corp., the Company and UWM LLC hereby irrevocably waives any right, title, interest or claim it (or any Company Subsidiary) may have, now or in the future in or to the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, contracts or agreements with GHIV, and will not seek recourse against the Trust Account for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit or limit SFS Corp., the Company, UWM LLC or the Company Subsidiaries from (i) pursuing a claim against GHIV pursuant to this Agreement for specific performance or other equitable relief in connection with the Transactions or (ii) pursuing any claims that SFS Corp., the Company, UWM LLC or the Company Subsidiaries may have against GHIV’s assets or funds that are not held in the Trust Account. In the event that SFS Corp., the Company, UWM LLC or any Company Subsidiary commences any Action based upon, in connection with, relating to or arising out of any matter relating to GHIV, which Action seeks, in whole or in part, relief against the Trust Account in violation of the foregoing, GHIV shall be entitled to recover from SFS Corp., the Company, UWM LLC or the Company Subsidiaries the associated legal fees and costs in connection with any such Action, in the event GHIV prevails in such Action.

Section 5.12 Tax Matters.

(a) Allocation of Taxes for Straddle Periods. For any Straddle Period, Taxes shall be treated as attributable to the Pre-Closing Tax Period in an amount equal to: (i) in the case of any gross receipts, income Taxes or similar Taxes, the portion of such Taxes allocable to the portion of the Straddle Period ending on or before the Closing Date, as determined on the basis of the deemed closing of the books and records of the Company at the end of the Closing Date and (ii) in the case of any Taxes other than gross receipts, income Taxes, or similar Taxes, the Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period from the beginning of the Straddle Period through and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period.

(b) Cooperation; Tax Proceedings. Each of the Parties shall furnish or cause to be furnished to the other Parties, as promptly as practicable, such information and assistance reasonably requested relating to UWM LLC, the Company and the Company Subsidiaries as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other filings relating to Tax matters, for the preparation for any Tax audit and for the prosecution or defense of any suit or other proceeding relating to Tax matters. Such information and assistance shall be provided at the expense of the requesting Party. GHIV shall control any audit or other suit or proceeding of or with respect to the income Taxes of the Company for a Pre-Closing Tax Period (a “Tax Matter”). Any other Tax audit or other suit or proceeding shall be subject to the terms of the UWM A&R LLCA. GHIV shall promptly notify SFS Corp. upon learning of the initiation of any Tax Matter or any other inquiries, claims, or assessments relating to Taxes of any Pre-Closing Tax Period, and SFS Corp. shall promptly notify GHIV upon learning of the initiation of any Tax Matter or any other inquiries, claims, or assessments relating to Taxes of any Pre-Closing Tax Period. GHIV shall (i) keep SFS Corp. reasonably well informed with respect to the commencement, status and nature of any such Tax Matter, (ii) allow SFS Corp. to participate in any such proceeding, and (iii) allow SFS Corp. to make comments regarding the conduct of or positions taken in any such proceeding and (iv) shall not settle any such Tax Matter without the consent of SFS Corp. (such consent not to be unreasonably withheld, conditioned or delayed).

(c) Tax Returns.

(i) UWM LLC, the Company and the Company Subsidiaries shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by or with respect to them that are due on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date (taking into account any extensions). Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law). UWM LLC, the Company and the Company Subsidiaries shall provide GHIV with a copy of each such Tax Return at least ten (10) days prior to the date on which such Tax Return is due (taking into account applicable extensions) for GHIV’s review and shall consider any comments provided by GHIV to such Tax Return in good faith.

(ii) GHIV shall prepare and timely file, or cause to be prepared and timely filed, all non-income Tax Returns required to be filed by or with respect to UWM LLC, the Company and the Company Subsidiaries after the Closing Date with respect to a Pre-Closing Tax Period, including any Straddle Period.

(iii) SFS Corp. or its applicable Affiliate shall prepare and timely file, or cause to be prepared and timely filed, all income Tax Returns required to be filed by or with respect to UWM LLC, the Company or any Company Subsidiary after the Closing Date with respect to a Pre-Closing Tax Period ending on or before the Closing Date and shall timely pay, or cause to be timely paid, all income Taxes that are due and payable by or with respect to the Company or any Company Subsidiary after the Closing Date with respect to Pre-Closing Tax Periods. SFS Corp. shall provide the Company with a copy of each such Tax Return at least thirty (30) days prior to the date on which such Tax Return is due (taking into account applicable extensions) for the Company’s review and shall not file any such Tax Return without the consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed).

(d) Transfer Taxes. Notwithstanding anything to the contrary contained herein, GHIV shall pay, or cause to be paid, all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Transactions. UWM LLC shall, at its own expense, file, or cause to be filed, all necessary Tax Returns with respect to all such Taxes (to the extent permitted by applicable Law). For the avoidance of doubt, such Taxes shall not include Taxes imposed on or with respect to income (however denominated) or gain of any of the Parties.

(e) Tax Treatment of the Transaction. The Parties agree and acknowledge that, for U.S. federal income Tax purposes and applicable state and local Tax purposes, (i) the UWM LLC Formation and SFS Reorganization shall be disregarded for federal income Tax purposes, (ii) the GHIV Contribution shall be treated as (A) the contribution by GHIV of capital in an amount of cash equal to the Closing Cash Consideration to UWM LLC, and (B) the contribution by SFS Corp. of all assets and liabilities of the Company to UWM LLC, in the case of each of (A) and (B), in exchange for partnership interests in UWM LLC in a transaction in which UWM LLC is converted from a disregarded entity to a partnership in accordance with Situation 2 under Revenue Ruling 99-5 and qualifying under Section 721(a) of the Code, and (iii) subject to the terms and conditions of Section 2.5, the receipt by SFS Corp. of UWM Class B Common Units pursuant to Section 2.5 of this Agreement, if applicable, shall be treated as the receipt of a partnership interest in exchange for the contribution of property under Section 721(a) of the Code. Unless otherwise required by a “determination” as defined in Section 1313(a) of the Code, the Parties further agree to file all U.S. federal, state, local and non-U.S. Tax Returns consistent with this Section 5.12(e) and shall not take any action before or after the Closing that is inconsistent with the foregoing treatment.

Section 5.13 Notification of Certain Matters. Each Party shall provide the other Parties with prompt written notice upon becoming aware of any event, fact or circumstance that would reasonably be expected to cause any of such Party’s conditions set forth in Article VI not to be satisfied. No such notice shall constitute an acknowledgment or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached. No notice pursuant to this Section 5.13 shall affect any representation or warranty in this Agreement of any Party or any condition to the obligations of any Party.

Section 5.14 New Stock Incentive Plan. The Parties shall cooperate to establish the New Stock Incentive Plan to be effective at the Closing, which shall provide for an aggregate share reserve thereunder (the “Equity Pool”) equal to five percent (5%) of the shares of GHIV Class A Common Stock on a Fully Diluted Basis. GHIV shall include a proposal in the GHIV Proxy Statement to approve the New Stock Incentive Plan.

Section 5.15 Nasdaq Matters. Prior to the Closing, GHIV shall apply for a mutually agreed upon new ticker symbol with the Nasdaq Stock Market that reflects the name “UWM Corporation” contingent on obtaining GHIV Required Stockholder Approval. GHIV shall use its reasonable best efforts to take all actions necessary to maintain its listing on Nasdaq. On or prior to the Closing, if GHIV receives any written notice from Nasdaq that GHIV has failed to meet the Nasdaq listing requirements as of the Closing for any reason, then GHIV shall provide prompt written notice to UWM LLC, including a copy of any written notice received from Nasdaq.

Section 5.16 Reorganization. Prior to the Closing, UWM LLC and SFS Corp. shall undertake the SFS Reorganization; provided that UWM LLC and SFS Corp. shall consult in good faith with GHIV, provide GHIV an opportunity to review and comment on SFS Reorganization Documents, and take into account all reasonable comments made by GHIV with respect to such SFS Reorganization Documents.

Section 5.17 GHIV Stock Redemption. At the Closing, GHIV shall use its commercially reasonable efforts to cause the Trustee to pay as and when due all amounts payable to eligible holders of GHIV Class A Common Stock who shall have validly elected to participate in the GHIV Stock Redemption, if any (and who have not rescinded such election), pursuant to the GHIV Organizational Documents and the Trust Agreement. Neither GHIV nor any Subsidiary or Representative of GHIV shall settle or agree to settle any such stockholder litigation or consent to the same without the prior written consent of SFS Corp., such consent not to be unreasonably withheld, conditioned or delayed.

Section 5.18 Stockholder Litigation. In the event that any stockholder litigation related to this Agreement, any Ancillary Agreement or the Transactions is brought, or, to the knowledge of GHIV, threatened in writing, against GHIV or the members of its board of directors prior to the Closing, GHIV shall promptly notify the other Parties of any such stockholder litigation and shall keep the other Parties reasonably informed with respect to the status thereof. Each of the Parties shall reasonably cooperate with the other in the defense or settlement of any such litigation, and each of the Parties shall give the other Parties the opportunity to consult with it regarding the defense and settlement of any such litigation and shall consider in good faith the advice of the other Parties with respect to any such litigation.

Section 5.19 Permitted Distributions. Notwithstanding anything herein to the contrary, prior to the Reference Time, the Company shall be permitted to make one or more distributions to SFS Corp. (or, following the Contribution, to UWM LLC for further distribution by UWM LLC to SFS Corp.), of all cash and cash equivalents held by the Company and its Subsidiaries; provided, that following any such distributions and after the payment of all Transaction Expenses incurred by SFS Corp., UWM LLC, the Company and the Company Subsidiaries, Closing Cash shall be equal to or greater than the Closing Cash Target as of the Reference Time.

Section 5.20 Section 16 Matters. Prior to the Closing, the GHIV Board, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 of the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of UWM Class B Common Units and shares of GHIV Class D Common Stock pursuant to this Agreement and the other agreements contemplated hereby, by any person owning securities of the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of GHIV following the Closing shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

Section 5.21 Insider Letters. Pursuant to those certain letter agreements, dated as of January 23, 2020 (collectively, the “Insider Letters”), entered into by and between GHIV and each of Alec Gores, Mark Stone, Andrew McBride, Randall Bort, Jeffrey Rea, William Patton (collectively, the “Insiders”) and the Sponsor, the Insiders and the Sponsor agreed to vote all of the shares of the capital stock of GHIV they hold to approve the Transaction Proposals at the Special Meeting (the “Approval Requirement”) and not to redeem such shares in connection with the Transactions (the “Non-Redemption Requirement”). GHIV hereby agrees to enforce the terms and conditions of the Insider Letters, including the Approval Requirement and the Non-Redemption Requirement, in connection with the consummation of the Transactions.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1 Conditions to Obligations of all Parties. The obligations of GHIV, UWM LLC, SFS Corp. and the Company to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such Parties:

(a) No Governmental Order. There shall not be in force any Governmental Order or Law enjoining or prohibiting the consummation of the Transactions.

(b) Requisite Votes. The GHIV Required Stockholder Approval shall have been obtained.

(c) SFS Reorganization. The SFS Reorganization shall have been completed.

(d) Certificate of Incorporation. The GHIV Second A&R Certificate of Incorporation shall have been filed with the Secretary of State of the State of Delaware and the GHIV A&R Bylaws shall have been adopted.

(e) Consents. The consents, approvals and authorizations required to be obtained to consummate the Transactions set forth on Schedule 6.1(e) of the Company Disclosure Schedule shall have been obtained.

Section 6.2 Conditions to Obligations of GHIV. The obligations of GHIV to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by GHIV:

(a) Representations and Warranties. Each of the representations and warranties of SFS Corp., UWM LLC and the Company contained in (i) Section 3.1 (Organization and Authority) (other than the last sentence of Section 3.1(a)), Section 3.2 (Authorization and Enforceability), Section 3.4 (Subsidiaries), Section 3.6 (Capitalization), and Section 3.24 (Brokers Fees), in each case, shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), (ii) Section 3.19(b) (No Company Material Adverse Event) shall be true and connect in all respects as of the Closing Date as though made on and as of the Closing Date, and (iii) contained in Article III (other than those representations and warranties described in Section 6.2(a)(i) and Section 6.2(a)(ii)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, as it relates to such representations and warranties contained in Article III (other than those representations and warranties described in Section 6.2(a)(i) and Section 6.2(a)(ii)), where the failure to be true and correct would not have a Company Material Adverse Effect.

(b) Performance of Obligations. Each of SFS Corp. and the Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c) Officer’s Certificate. SFS Corp. shall have delivered to GHIV a certificate signed on behalf of SFS Corp. by an authorized officer of SFS Corp. to the effect that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(d) as they relate to SFS Corp. and the Company have been satisfied.

(d) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.

(e) Closing Deliverables. UWM LLC shall have delivered to GHIV the Closing deliverables set forth in Section 2.3(a).

Section 6.3 Conditions to Obligations of UWM LLC, SFS Corp. and the Company. The obligations of UWM LLC, SFS Corp. and the Company to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by SFS Corp.:

(a) Representations and Warranties. The representations and warranties of GHIV contained in Article IV shall be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct would not have a GHIV Material Adverse Effect.

(b) Performance of Obligations. GHIV shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c) Officer’s Certificate. GHIV shall have delivered to SFS Corp. a certificate signed on behalf of GHIV by an authorized officer of GHIV to the effect that the conditions set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(d) as they relate to GHIV have been satisfied.

(d) No GHIV Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a GHIV Material Adverse Effect.

(e) Minimum Cash Balance. After giving effect to the GHIV Stock Redemption, if any, the Available Cash shall equal or exceed the Minimum Cash Balance.

(f) Closing Deliverables. GHIV shall have delivered to UWM LLC the Closing deliverables set forth in Section 2.3(b).

Section 6.4 Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Article VI to be satisfied to excuse such Party’s obligation to effect the Closing if such failure was caused by such Party’s breach of a covenant, agreement, representation or warranty of this Agreement by such Party.

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the Transactions abandoned:

(a) by written consent of GHIV, SFS Corp. and UWM LLC;

(b) by written notice from GHIV to the Company if there has been a breach of any representation, warranty, covenant or other agreement made by SFS Corp., UWM LLC or the Company in this Agreement, or any such representation and warranty shall have become untrue or inaccurate after the date of this Agreement, in each case which breach, untruth or inaccuracy (i) would cause Section 6.2(a) or Section 6.2(b) not to be satisfied at the Closing Date (a “Terminating Company Breach”), and (ii) shall not have been cured within thirty (30) days after written notice from GHIV to the Company of such Terminating Company Breach, or which breach, untruth or inaccuracy, by its nature, cannot be cured prior to the Outside Date; provided, that GHIV has not waived such Terminating Company Breach and GHIV is not then in breach of any representation, warranty, covenant or agreement such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied;

(c) by written notice from SFS Corp. and UWM LLC to GHIV if there has been a breach of any representation, warranty, covenant or other agreement made by GHIV in this Agreement, or any such representation and warranty shall have become untrue or inaccurate after the date of this Agreement, in each case which breach, untruth or inaccuracy (i) would cause Section 6.3(a) or Section 6.3(b) not to be satisfied as of the Closing Date (a “Terminating GHIV Breach”), and (ii) shall not have been cured within thirty (30) days after written notice from SFS Corp. of such Terminating GHIV Breach is delivered to GHIV, or which breach, untruth or inaccuracy, by its nature, cannot be cured prior to the Outside Date; provided, that the Company has not waived such Terminating GHIV Breach and the Company is not then in breach of any representation, warranty, covenant or agreement such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied;

(d) by written notice from (i) SFS Corp. and UWM LLC or (ii) GHIV, if the Closing has not occurred on or prior to March 31, 2021 (the “Outside Date”); provided that the Outside Date shall automatically be extended without any further action by any Party until June 30, 2021 if (A) the GHIV Proxy Statement shall not have been mailed to the GHIV Common Stockholders by GHIV prior to February 1, 2021 or (B) the consents, approvals and authorizations required to be obtained to consummate the Transactions set forth on Schedule 6.1(e) of the Company Disclosure Schedule shall not have been obtained by March 31, 2021; provided, further, that this Agreement may not be terminated under this Section 7.1(d) by or on behalf of any Party that is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the primary cause of the failure of a condition set forth in Article VI to be satisfied on or prior to the Outside Date;

(e) by written notice from either (i) SFS Corp. and UWM LLC or (ii) GHIV, if this Agreement shall fail to receive GHIV Required Stockholder Approval at the Special Meeting (subject to any adjournment or recess of the meeting);

(f) by written notice from either (i) SFS Corp. and UWM LLC or (ii) GHIV, if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order, which has become final and nonappealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions; and

(g) by written notice from SFS Corp. and UWM LLC if the Available Cash would be less than the Minimum Cash Balance immediately following Closing.

Section 7.2 Effect of Termination. Except as set forth in this Section 7.2 or Section 8.14, in the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors or shareholders, other than liability of any Party for any fraud or intentional and willful breach of this Agreement by such Party occurring prior to such termination. The provisions Section 5.11 (Trust Account), this Section 7.2, Section 8.8 (No Third-Party Beneficiaries), Section 8.9 (Governing Law), Section 8.10 (Jurisdiction), Section 8.11 (Waiver of Trial by Jury), Section 8.13 (Fees and Expenses) and Section 8.1 (Non Survival of Representations, Warranties and Agreements) (collectively, the “Surviving Provisions”) and the Nondisclosure Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions that are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Non Survival of Representations, Warranties and Agreements. The representations, warranties, agreements and covenants in this Agreement shall terminate at the Closing, except that (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing shall survive the Closing as provided therein and then only with respect to any breaches occurring after the Closing, (b) the covenants and agreements in Sections 2.4, 2.5, 5.8, 5.10, 5.12 and 5.18 shall survive the Closing for such time as provided in such Sections, and (c) this Article VIII shall survive the Closing indefinitely. Effective as of the Closing, there are no remedies available to the Parties with respect to any breach of the representations, warranties, covenants or agreements of the parties to this Agreement, except, with respect to those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Closing, the remedies that may be available under Section 8.14.

Section 8.2 Modification or Amendment. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the shareholders of any of the Parties shall not restrict the ability of the board of directors (or comparable body) of any of the parties to terminate this Agreement in accordance with Section 7.1 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 8.2.

Section 8.3 Extension; Waiver. GHIV may (on behalf of itself) and the Company may (on behalf of itself, UWM LLC or SFS Corp.), at any time prior to the Closing, by action taken by its board of directors (or comparable body) or officers thereunto duly authorized: (a) extend the time for the performance of any of the obligations or other acts of the other Parties; (b) to the extent permitted by Law, waive any inaccuracies in the representations and warranties contained herein by any other Party or in any document, certificate or writing delivered pursuant hereto by such other Party; or (c) waive compliance with any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement in the manner contemplated by Section 8.2 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement. The failure or delay of any Party to this Agreement to exercise any of its rights under this Agreement shall impair such right or be construed as a waiver by such Party of such right.

Section 8.4 Notices. To be valid for purposes hereof, any notice, request, demand, waiver, consent, approval or other communication (any of the foregoing, a “Notice”) that is required or permitted hereunder shall be in writing. A Notice shall be deemed given only as follows: (a) on the date delivered personally or by email; (b) three (3) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or (c) one (1) Business Day following deposit with a nationally recognized overnight courier service for next day delivery, charges prepaid, and, in each case, addressed to the intended recipient as set forth below:

(a)	If to GHIV:

Gores Holdings IV, Inc.

9800 Wilshire Blvd.

Beverly Hills, CA 90212

Attention: Mark Stone

E-mail: mstone@gores.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

201 Redwood Shores Parkway

Redwood Shores, CA 94065

Attention: Kyle C. Krpata

                 James R. Griffin

Email: kyle.krpata@weil.com / james.griffin@weil.com

(b)	If to SFS Corp., UWM LLC or (prior to the Closing) the Company:

585 South Blvd E.

Pontiac, Michigan 48341

Attention: Matthew Roslin

E-mail: mroslin@uwm.com

with a copy (which shall not constitute notice) to:

Greenberg Traurig, P.A.

333 SE 2nd Ave., Suite 4400

Miami, Florida 33131

Attention:   Alan I. Annex, Esq.

E-mail:       annexa@gtlaw.com

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by providing Notice to the other Parties.

Section 8.5 Entire Agreement. This Agreement (including the Disclosure Schedules and Exhibits and Schedules hereto) and the Ancillary Agreements constitute the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist among the Parties, except as expressly set forth in this Agreement or the Ancillary Agreements.

Section 8.6 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 8.6 shall be null and void ab initio. Notwithstanding the foregoing, SFS Corp. may (a) following the Closing, assign this Agreement or any part hereof to any acquirer of the equity or all or substantially all of the assets of SFS Corp. or any of its Affiliates (whether such sale is structured as a sale of stock, a sale of assets, a merger or otherwise) and (b) assign its rights, in whole or in part, to receive the Contingency Consideration to any Person or Persons.

Section 8.7 Counterparts. This Agreement may be executed in multiple counterparts, each of which when executed and delivered shall thereby be deemed to be an original and all of which taken together shall constitute one and the same instrument. Any Party may deliver signed counterparts of this Agreement to the other Parties by means of facsimile, portable document format (.PDF) signature or electronic transmission.

Section 8.8 No Third-Party Beneficiaries. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing, in the event the Closing occurs, the present and former officers and directors of the Company (and their successors, heirs and Representatives) are intended third-party beneficiaries of, and may enforce, Section 5.10.

Section 8.9 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 8.10 Jurisdiction. In any action or proceeding arising out of or relating to this Agreement or any of the Transactions: (a) each of the Parties hereby irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware); (b) each of the Parties irrevocably waives and agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (c) each of the Parties agrees that it will not bring any such action in any court other than the Court of Chancery of the State of Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware).

Section 8.11 WAIVER OF TRIAL BY JURY. TO THE EXTENT PERMITTED BY LAW, EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES (AND SHALL CAUSE ITS SUBSIDIARIES AND AFFILIATES TO WAIVE) THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY IN CONNECTION HEREWITH. EACH PARTY ACKNOWLEDGES THAT (A) THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE OTHER PARTIES TO ENTER INTO THIS AGREEMENT, AND (B) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER.

Section 8.12 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 8.13 Fees and Expenses. Except as otherwise provided in this Agreement, each Party shall bear its own expenses incurred in connection with this Agreement and the Transactions, whether or not the Transactions are consummated, including all fees of its legal counsel, financial advisers and accountants; provided, that UWM LLC or the Company shall be liable for and pay all Transaction Expenses of UWM LLC, SFS Corp. and the Company accruing prior to and through the Closing and all such Transaction Expenses shall be paid or provided for prior to the calculation of Closing Cash as of the Reference Time; provided, further, that the Transaction Expenses of GHIV shall not exceed $36,000,000. If this Agreement is terminated in accordance with Article VII, then SFS Corp. shall reimburse GHIV for all reasonable and documented Transaction Expenses relating to printing, filing and mailing the GHIV Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the GHIV Proxy Statement.

Section 8.14 Specific Performance. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any Party does not perform its obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Transactions) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, each without proof of damages, prior to the valid termination of this Agreement in accordance with Section 7.1, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it shall not oppose the granting of specific performance and other equitable relief on the basis that the other

Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.14 shall not be required to provide any bond or other security in connection with any such injunction.

Section 8.15 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as Parties, and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of SFS Corp., the Company, UWM LLC or GHIV under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have each executed and delivered this Agreement as of the day and year first above written.

GORES HOLDINGS IV, INC.

By:	/s/ Mark Stone
Name: Mark Stone
Title: Chief Executive Officer and President

[Signature Page to Business Combination Agreement]

UNITED SHORE FINANCIAL SERVICES, LLC

By:	/s/ Mathew Ishbia
Name: Mathew Ishbia
Title: Manager

UWM HOLDINGS, LLC

By:	/s/ Mathew Ishbia
Name: Mathew Ishbia
Title: Manager

SFS HOLDING CORP.

By:	/s/ Mathew Ishbia
Name: Mathew Ishbia
Title: President

[Signature Page to Business Combination Agreement]

EXHIBIT A

GHIV Second A&R Certificate of Incorporation

EXHIBIT B

GHIV A&R Bylaws

EXHIBIT C

UWM A&R LLCA

EXHIBIT D

Registration Rights and Lock-Up Agreement

EXHIBIT E

Subscription Agreement

EXHIBIT F

Tax Receivable Agreement

EXHIBIT G

Directors and Officers of GHIV

1.	Jeffrey Ishbia

2.	Mathew Ishbia

3.	Justin Ishbia

4.	To be determined

5.	To be determined

6.	To be determined

7.	To be determined